Exhibit 99.1

Independent auditor’s report to Sky plc

We have audited the accompanying consolidated financial statements of Sky plc and its subsidiaries (collectively the ‘Group’), which comprise the consolidated balance sheet as of 30 June 2018, and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, and consolidated cash flow statement for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the IASB (‘IFRS’); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for qualified opinion on financial statements

International Accounting Standard 1 Presentation of Financial Statements requires the presentation of comparative information in respect of the preceding period. The accompanying consolidated financial statements of the Group for the period ended 30 June 2018 do not include a consolidated balance sheet as at 30 June 2017, nor do they include the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, and consolidated cash flow statement for the year then ended, and the related notes to the consolidated financial statements.

Opinion

In our opinion, except for the effects of the matter described in the basis for qualified opinion on financial statements paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of 30 June 2018, and the results of its operations and its cash flows for the year then ended in accordance with IFRS.

Emphasis of Matter

As discussed in Note 1 to the financial statements, the Group prepares its consolidated financial statements in accordance with IFRS, which differs from accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.

/s/ Deloitte LLP

London, United Kingdom

18 December 2018

Consolidated financial statements

Consolidated income statement

for the year ended 30 June

	Notes	2018 £m
Revenue	2	13,585
Operating expense	2	(12,551)
Operating profit		1,034

Share of results of joint ventures and associates	13	56
Investment income	3	11
Finance costs	3	(286)
Profit on disposal of available-for-sale investment	4	49
Profit before tax	5	864

Taxation	7	(49)
Profit for the year		815

Earnings per share from profit for the year (in pence)
Basic	8	47.5p
Diluted	8	47.2p

Consolidated statement of comprehensive income for the year ended 30 June

		2018 £m
Profit for the year		815
Other comprehensive income
Amounts recognised directly in equity that may subsequently be recycled to the income statement
Gain on revaluation of available-for-sale investments (see note 4)		49
Loss on cash flow hedges (see note 21)		(139)
Tax on cash flow hedges (see note 15)		25
Loss on net investment hedges (see note 21)		(42)
		(107)

Amounts reclassified and reported in the income statement
Loss on cash flow hedges (see note 21)		64
Tax on cash flow hedges (see note 15)		(11)
Transfer to income statement on disposal of available-for-sale investment (see note 4)		(49)
		4

Amounts recognised and reported in non-financial assets (basis adjustment)
Gain on cash flow hedges (see note 21)		(71)
Tax on cash flow hedges (see note 15)		11
		(60)

Other comprehensive loss for the year (net of tax)		(163)

Total comprehensive income for the year		652

The accompanying notes are an integral part of these consolidated statements of income and comprehensive income.

Consolidated financial statements continued

Consolidated balance sheet

as at 30 June

	Notes	2018 £m
Non-current assets
Goodwill	10	4,972
Intangible assets	11	4,531
Property, plant and equipment	12	2,548
Investments in joint ventures and associates	13	42
Available-for-sale investments	14	117
Deferred tax assets	15	425
Programme distribution rights	16	109
Trade and other receivables	17	45
Derivative financial assets	21	475
		13,264

Current assets
Inventories	16	1,305
Trade and other receivables	17	1,729
Current tax assets		2
Cash and cash equivalents	21	1,622
Derivative financial assets	21	80
		4,738

Total assets		18,002

Current liabilities
Borrowings	20	447
Trade and other payables	18	4,586
Current tax liabilities		139
Provisions	19	127
Derivative financial liabilities	21	22
		5,321

Non-current liabilities
Borrowings	20	7,754
Trade and other payables	18	141
Provisions	19	81
Derivative financial liabilities	21	428
Deferred tax liabilities	15	257
		8,661

Total liabilities		13,982

Share capital	23	860
Share premium	24	2,704
Reserves	24	452
Total equity attributable to equity shareholders of the parent company	24	4,016

Total equity attributable to non-controlling interests		4
Total liabilities and equity		18,002

The accompanying notes are an integral part of this consolidated balance sheet.

Consolidated cash flow statement

for the year ended 30 June

	Notes	2018 £m
Cash flows from operating activities
Cash generated from operations	25	1,910
Interest received		7
Taxation paid		(151)
Net cash from operating activities		1,766

Cash flows from investing activities
Dividends received from joint ventures and associates		131
Funding to joint ventures and associates		(8)
Purchase of property, plant and equipment		(662)
Purchase of intangible assets		(523)
Purchase of subsidiaries (net of cash and cash equivalents purchased)		(11)
Purchase of available-for-sale investments		(18)
Proceeds on disposal of available-for-sale investments		69
Decrease in short-term deposits		300
Net cash used in investing activities		(722)

Cash flows from financing activities
Repayment of borrowings		(787)
Repayment of obligations under finance leases		(3)
Proceeds from disposal of shares in Employee Share Ownership Plan (‘ESOP’)		14
Purchase of own shares for ESOP		(200)
Payments to satisfy exercise of employee share awards		(5)
Interest paid		(248)
Dividends paid to shareholders of the parent		(396)
Dividends paid to holders of non-controlling interests		(5)
Net cash used in financing activities		(1,630)

Net decrease in cash and cash equivalents		(586)

Cash and cash equivalents at the beginning of the year		2,200
Effect of foreign exchange rate movements		8
Cash and cash equivalents at the end of the year		1,622

The accompanying notes are an integral part of this consolidated cash flow statement.

Consolidated financial statements continued

Consolidated statement of changes in equity

for the year ended 30 June

	Attributable to equity shareholders of the parent company
	Share	Share	ESOP	Hedging	Other	Retained (deficit)	Total shareholders’	Non- controlling	Total
	capital	premium	reserve	reserve	reserves	earnings	equity	interests	equity
	£m	£m	£m	£m	£m	£m	£m	£m	£m
At 1 July 2017	860	2,704	(78)	86	364	(98)	3,838	9	3,847

Profit for the year	—	—	—	—	—	815	815	—	815
Net investment hedges	—	—	—	—	(42)	—	(42)	—	(42)
Recognition and transfer of cash flow hedges:
- In equity	—	—	—	(139)	—	—	(139)	—	(139)
- In income statement	—	—	—	64	—	—	64	—	64
- In non-financial assets (basis adjustment)	—	—	—	(71)	—	—	(71)	—	(71)
Tax on items taken directly to equity	—	—	—	25	—	—	25	—	25
Revaluation of available-for-sale investments	—	—	—	—	49	—	49	—	49
Transfer to income statement on disposal of available-for-sale investment	—	—	—	—	(49)	—	(49)	—	(49)
Total comprehensive income for the year	—	—	—	(121)	(42)	815	652	—	652

Share-based payment	—	—	69	—	—	(166)	(97)	—	(97)
Tax on items taken directly to equity	—	—	—	—	—	19	19	—	19
Dividends	—	—	—	—	—	(396)	(396)	(5)	(401)
At 30 June 2018	860	2,704	(9)	(35)	322	174	4,016	4	4,020

For a description of the nature and purpose of each equity reserve, see note 24.

The accompanying notes are an integral part of this consolidated statement of changes in equity.

Notes to the consolidated financial statements

1. Accounting policies

Sky plc (the ‘Company’) is a public limited company incorporated in the United Kingdom (‘UK’) and registered in England and Wales.

The consolidated financial statements include the Company and its subsidiaries (together, the ‘Group’) and its interests in associates and jointly controlled entities.

a) Statement of compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board (‘IASB’).

b) Basis of preparation

The consolidated financial statements have been prepared on a going concern basis and on an historical cost basis, except for the remeasurement to fair value of certain financial assets and liabilities as described in the accounting policies below. The Group has adopted the new accounting pronouncements which became effective this year, none of which had a significant impact on the Group’s results or financial position. The consolidated financial statements were available to be issued on 18 December 2018. Management has evaluated subsequent events through this date and has determined that there were no material events that require recognition or disclosure other than those disclosed in note 29.

The Group maintains a 52 or 53 week fiscal year ending on the Sunday nearest to 30 June in each year. In fiscal year 2018, this date was 1 July 2018, this being a 52 week year. For convenience purposes, the Group continues to date its consolidated financial statements as at 30 June and to refer to the accounting period as a ‘year’ for reporting purposes.

The Group has classified assets and liabilities as current when they are expected to be realised in, or intended for sale or consumption in, the normal operating cycle of the Group.

These financial statements have been prepared to fulfill United States Securities and Exchange Commission reporting under Regulation S-X Rule 3-05. Such reporting requirements do not require comparative information and, consequently, the Group does not present comparative figures as required under IFRS.

c) Basis of consolidation

i. Subsidiaries

Subsidiaries are entities controlled by the Company. Control is achieved where the Company has existing rights that give it the current ability to direct the relevant activities that affect the Company’s returns and exposure or rights to variable returns from the entity. Subsidiaries are included in the consolidated financial statements of the Company from the date control of the subsidiary commences until the date that control ceases. Intragroup balances, and any unrealised gains and losses or income and expenses arising from intragroup transactions, are eliminated in preparing the consolidated financial statements.

ii. Associates and joint ventures

Associates are entities where the Group has significant influence, but not control or joint control, over the relevant activities of the entity. Joint ventures are joint arrangements whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. These consolidated financial statements include the Group’s share of the total profit or loss and other comprehensive income of associates and joint ventures using the equity method, from the date that significant influence or joint control commences to the date that it ceases, based on present ownership interests and excluding the possible exercise of potential voting rights, less any impairment losses (see accounting policy i). When the Group’s interest in an associate or joint venture has been reduced to nil because the Group’s share of losses exceeds its interest in the associate or joint venture, the Group only provides for additional losses to the extent that it has incurred legal or constructive obligations to fund such losses, or where the Group has made payments on behalf of the associate or joint venture. Where the disposal of an investment in an associate or joint venture is considered to be highly probable, the investment ceases to be equity accounted and, instead, is classified as held for sale and stated at the lower of carrying amount and fair value less costs to sell.

iii. Non-controlling interests

Non-controlling interests in the net assets of consolidated subsidiaries are identified separately from the Group’s equity. Non-controlling interests consist of the amount of those interests at the date of the acquisition and the non-controlling shareholders’ share of changes in equity since the date of the acquisition. The interest of the non-controlling shareholders in the acquiree may initially be measured either at fair value or at the non-controlling shareholders’ proportion of the net fair value of the identifiable assets acquired and liabilities and contingent liabilities assumed. The choice of measurement basis is made on an acquisition-by-acquisition basis. In transactions with non-controlling parties that do not result in a change in control, the difference between the fair value of the consideration paid or received and the amount by which the non-controlling interest is adjusted, is recognised in equity.

d) Goodwill

Business combinations that have occurred since 1 July 2004, the date of transition to IFRS (the ‘Transition Date’), are accounted for by applying the acquisition method of accounting. Following this method, goodwill is initially recognised on consolidation, representing the difference between the fair value cost of the business combination and the fair value of the identifiable assets, liabilities and contingent assets and liabilities assumed.

Deferred consideration or contingent consideration (often referred to as earnout agreements) which are not linked to the future employment of previous shareholders in the post-completion period are recognised as part of the fair value of the consideration for the purchase of the business. Movements in the fair value of the consideration outside of the first year anniversary of the business purchase are recognised in the income statement. Consideration for the purchase of equity capital pertaining to non-controlling interests is presented in the financing activities of the cash flow statement.

For those business combinations that occurred prior to the Transition Date, goodwill has been included at the amounts recognised under the Group’s UK Generally Accepted Accounting Principles (‘UK GAAP’) accounting policies on the Transition Date. On disposal of a subsidiary, associate or joint venture, the attributable amount of goodwill is included in the determination of profit or loss on disposal, except for goodwill written off to reserves under UK GAAP prior to the Transition Date, which is not reinstated and is not included in determining any subsequent gain or loss on disposal.

Goodwill is stated at cost less any impairment losses and is tested, at least annually, for impairment, based on the recoverable amounts of the cash generating unit to which the goodwill has been allocated. Any impairment identified is recognised immediately in the income statement and is not subsequently reversed. The carrying amount of goodwill in respect of associates and joint ventures is included in the carrying amount of the investment in the associate or joint venture. Goodwill is tested for impairment in line with accounting policy i below.

e) Intangible assets and property, plant and equipment (‘PPE’)

i. Intangible assets

Research expenditure is recognised in operating expense in the income statement as the expenditure is incurred. Development expenditure (relating to the application of research knowledge to plan or design new or substantially improved products for sale or use within the business) is recognised as an intangible asset from the point that the Group has the intention and ability to generate probable future economic benefits from the development expenditure, that the development is technically feasible and that the subsequent expenditure can be measured reliably. Any other development expenditure is recognised in operating expense as incurred.

Notes to the consolidated financial statements continued

1. Accounting policies (continued)

Other intangible assets which are acquired by the Group separately or through a business combination are initially stated at cost or fair value, respectively, less accumulated amortisation and impairment losses.

The amortisation of an intangible asset begins when the asset is available for use, and is charged to the income statement through operating expense over the asset’s useful economic life in order to match the expected pattern of consumption of future economic benefits embodied in the asset.

Principal useful economic lives used for this purpose are:

• Trademarks	5 to 25 years straight-line over licence period, as applicable

• Internally generated intangible assets	3 to 5 years straight-line

• Software development (external) and software licences	3 to 7 years straight-line

• Acquired customer contracts and related customer relationships

• Relating to the acquired customer base in Germany and Austria	15 years straight-line basis

• Relating to the acquired customer base in Italy	15 years straight-line basis

• Relating to acquired customer bases in UK and Ireland	3 to 12 years straight-line

• Relating to other customer relationships in UK and Ireland	8 to 25 years straight-line

• Other intangible assets	1 to 5 years straight-line

For acquired customer contracts and related customer relationships, the assets are amortised on either a reducing balance basis or on a straight-line basis depending on which more accurately reflects the pattern of how future economic benefits will be consumed, as determined by the estimated customer retention profile.

If the asset’s useful economic life is judged to be indefinite or the asset is not yet available for use, no amortisation is charged and an impairment test is carried out at least annually. Other intangible assets are tested for impairment in line with accounting policy i below.

ii. Property, plant and equipment

Owned PPE is stated at cost, net of accumulated depreciation and any impairment losses (see accounting policy i). When an item of PPE comprises major components having different useful economic lives, the components are accounted for as separate items of PPE.

The costs of assets comprise the following, where applicable:

•	Purchase price, including import duty and non-refundable purchase taxes, after probable trade discounts and rebates

•

Directly attributable costs of bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management, including relevant delivery and logistics costs

Assets held under finance leases, which confer rights and obligations similar to those attached to owned assets, are treated as PPE (see accounting policy n).

The cost of PPE, less estimated residual value, is depreciated in operating expense on a straight-line basis over its estimated useful life. Land and assets that are not yet available for use are not depreciated. Principal useful economic lives used for this purpose are:

• Freehold buildings	25 to 40 years

• Equipment, furniture and fixtures	3 to 20 years

• Set-top boxes and routers	5 to 7 years

• Assets under finance leases and leasehold improvements	Lesser of lease term and the useful economic life

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets until such time as the assets are substantially ready for their intended use or sale.

To the extent that the financing for a qualifying asset is part of the Group’s general borrowings, the interest cost to be capitalised is calculated based upon the weighted average cost of borrowing to the Group (excluding the interest on any borrowings specific to any qualifying assets). This is then applied to the expenditures on the asset. All other borrowing costs are recognised in profit or loss in the period to which they relate.

f) Derivative financial instruments and hedging activities

The Group uses derivative financial instruments to hedge its exposure to fluctuations in interest and foreign exchange rates. Derivatives are held at fair value from the date on which a derivative contract is entered into. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under IFRS 13 ‘Fair Value Measurement’. The Group calculates a separate credit valuation adjustment (‘CVA’) or debit valuation adjustment (‘DVA’) for each derivative based upon the net position for each counterparty relationship.

The Group calculates the CVA where it has a net asset position using a quoted credit default swap curve for the counterparty and calculates the DVA where it has a net liability position using an industry proxy credit default swap curve for the Group. The fair value of derivative financial instruments is calculated by discounting future cash flows with reference to the benchmark Libor curve, adjusted by the relevant credit default swap curve.

Certain derivatives held by the Group which relate to highly probable forecast transactions (‘hedged items’), which meet qualifying criteria under IAS 39 ‘Financial Instruments: Recognition and Measurement’ (‘IAS 39’), are designated as cash flow hedges. Other derivatives which hedge changes in fair value of fixed rate financial instruments and meet the requirements of IAS 39 are designated as fair value hedges. Certain borrowings and derivatives have been designated as net investment hedges of the Group’s foreign operations for movements in the spot foreign exchange rate, see section r for further details. Certain other derivatives held by the Group do not meet the qualifying criteria for recognition for accounting purposes as hedges, despite this being their economic function. Changes in the fair values of these derivatives are recognised immediately in the income statement. The Group does not hold or issue derivatives for speculative purposes.

i. Derivatives that qualify for cash flow hedge accounting

Changes in the fair values of derivatives that are designated as cash flow hedges (‘cash flow hedging instruments’) are initially recognised in the hedging reserve. In circumstances in which the derivative used is a currency option, only changes in the intrinsic value of the option are designated under the cash flow hedging relationship, with all other movements being recorded immediately in the income statement.

Amounts accumulated in the hedging reserve are subsequently recognised in the income statement when the related hedged item is recognised in the income statement or in the initial cost or other carrying amount of the non-financial asset or liability on the balance sheet, again being recognised in the income statement in the periods in which the related hedged items are recognised in the income statement. At inception, the effectiveness of the Group’s cash flow hedges is assessed through a comparison of the principal terms of the hedging instrument and the underlying hedged item. The ongoing effectiveness of the Group’s cash flow hedges is assessed using the dollar-offset approach, with the expected cash flows of hedging instruments being compared to the expected cash flows of the hedged items. This assessment is used to demonstrate that each hedge relationship is expected to be highly effective on inception, has been highly effective in the period and is expected to continue to be highly effective in future periods. The measurement of hedge ineffectiveness for the Group’s hedging instruments is calculated using the hypothetical derivative method, with the fair values of the hedging instruments being compared to those of the hypothetical derivative that would result in the designated cash flow hedge achieving perfect hedge effectiveness.

The excess of the cumulative change in the fair value of the actual hedging instrument compared to that of the hypothetical derivative is deemed to be hedge ineffectiveness, which is recognised in the income statement.

The Group uses a range of 80% to 125% for hedge effectiveness, in accordance with IAS 39, and any relationship which has effectiveness outside this range is deemed to be ineffective and hedge accounting is suspended.

When a cash flow hedging instrument expires, is terminated or is exercised, or if a hedge no longer meets the qualifying criteria for hedge accounting, any cumulative gain or loss existing in the hedging reserve at that time remains in the hedging reserve and is recognised in the initial cost or other carrying amount of the non-financial asset or liability on the balance sheet provided that the underlying transaction is still expected to occur. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in the hedging reserve is immediately recognised in the income statement and all future changes in the fair value of the cash flow hedging instruments are immediately recognised in the income statement.

ii. Derivatives that qualify for fair value hedge accounting

The Group has designated certain derivatives as fair value hedges as defined under IAS 39. Any changes in the fair value of the derivatives are recognised immediately in the income statement. The carrying values of the underlying hedged items are adjusted for the change in the fair value of the hedged risks, with the gains or losses recognised immediately in the income statement, offsetting the fair value movement on the derivative.

Prospective effectiveness is assessed quarterly, through a comparison of the principal terms of the hedging instrument and the underlying hedged item, including the likelihood of default by the derivative counterparty.

The retrospective effectiveness of the Group’s fair value hedges is calculated quarterly using the cumulative dollar-offset approach, with movements in the fair value of the hedged item being compared to movements in the fair value of the hedging instrument. The Group uses a range of 80% to 125% for hedge effectiveness and any relationship which has effectiveness outside this range is deemed to be ineffective and hedge accounting is suspended.

iii. Embedded derivatives

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the host contracts are not carried at fair value, with unrealised gains or losses reported in the income statement. Embedded derivatives are carried on the balance sheet at fair value from the inception of the host contract. Changes in fair value are recognised within the income statement during the period in which they arise.

g) Inventories

i. Acquired and commissioned television programme rights for broadcast

Programme inventories for broadcast are stated at the lower of cost and net realisable value (‘NRV’), including, where applicable, estimated subscriber escalation payments, and net of the accumulated expense charged to the income statement to date. Such programming rights are included as inventories when the legally enforceable licence period commences and all of the following conditions have been met: (a) the cost of each programme is known or reasonably determinable; (b) the programme material has been accepted by the Group in accordance with the conditions of the rights; and (c) the programme is available for its first showing.

Prior to being included in inventories, the programming rights are classified as television programme rights not yet available for transmission and not recorded as inventories on the Group’s balance sheet and are instead disclosed as contractual commitments (see note 26). Payments made in advance of the legal right to broadcast the programmes are treated as prepayments in trade and other receivables.

The cost of television programme inventories is recognised in the operating expense line of the income statement, over the period the Group utilises and consumes the programming rights, applying linear-broadcast and time-based methods of amortisation depending on the type of programme right, taking into account the circumstances primarily as described below.

These circumstances may change or evolve over time and, as such, the Group regularly reviews and updates the method used to recognise programming expense.

•

Sports – the majority or all of the cost is recognised in the income statement on the first broadcast or, where the rights are for multiple seasons or competitions, such rights are recognised principally on a straight-line basis across the seasons or competitions. Where the rights are packaged, sold and/or significantly consumed over the off-season, the Group allocates an appropriate portion of the total rights value to the off-season period, and that cost is recognised on a straight-line basis over the off-season period.

•	News – the cost is recognised in the income statement as incurred.

•	Movies – the cost is recognised in the income statement on a straight-line basis over the period for which the broadcast rights are licensed.

•

General entertainment – the cost relating to acquired, commissioned and produced programming rights for broadcast on the Group’s linear channels is recognised in the income statement on either an accelerated or straight-line basis. The amortisation profile is principally based on the expected value of each planned broadcast on the Group’s linear channels and the time period over which the economic value of the content is expected to be consumed and utilised. Relicensed content is amortised on a straight-line basis over the time period the rights are expected to be utilised. The cost attributable or apportioned to non-linear (on demand) rights is amortised on a straight-line basis over the period for which those rights are licensed or over the time period the rights are expected to be utilised.

The Group regularly reviews its programming rights for impairment. Where programme broadcast rights are surplus to the Group’s requirements, and no gain is anticipated through a disposal of the rights, or where the programming will not be broadcast for any other reason, a write-down to the income statement is made. Any reversals of inventory write-downs are recognised as reductions in operating expense.

ii. Programme distribution rights

Programme distribution rights are valued at the lower of cost and NRV, net of the accumulated expense charged to the income statement to date.

The cost of the programme distribution rights is recognised in operating expense in line with the profile of expected revenue generation.

iii. Set-top boxes, routers and related equipment

Set-top boxes, routers and related equipment held for sale to customers are valued at the lower of cost and NRV, the latter of which reflects the value that the business expects to realise from the set-top boxes and related equipment in the hands of the customer, and are recognised through the operating expense line of the income statement. The cost of inventory is expensed on enablement, which is the process of activating the viewing card during installation, so as to enable a viewer to view encrypted broadcast services, and effectively represents the completion of the installation process for new customers. The amount recognised in the income statement is determined on a weighted average cost basis, in accordance with IAS 2 ‘Inventories’.

iv. Raw materials, consumables and goods held for resale and third-party equipment and vouchers used in marketing

Raw materials, consumables and goods held for resale are valued at the lower of cost and NRV. The cost of raw materials, consumables and goods held for resale is recognised through the operating expense line of the income statement on a first-in-first-out basis.

Third-party equipment used for marketing purposes, such as televisions, tablets and consoles, and vouchers providing money off third-party goods and prepaid credit cards are recognised at purchase cost in inventory, and subsequently in operating expense on delivery to the customer.

Notes to the consolidated financial statements continued

1. Accounting policies (continued)

h) Financial assets and liabilities

Directly attributable transaction costs are included in the initial measurement of financial assets and liabilities only with respect to those assets and liabilities that are not subsequently measured at fair value through profit and loss. At each balance sheet date, the Group assesses whether there is any objective evidence that any financial asset is impaired.

Financial assets and liabilities are recognised on the Group’s balance sheet when the Group becomes a party to the contractual provisions of the financial asset or liability. Financial assets are derecognised from the balance sheet when the Group’s contractual rights to the cash flows expire or the Group transfers substantially all the risks and rewards of the financial asset. Financial liabilities are derecognised from the Group’s balance sheet when the obligation specified in the contract is discharged, cancelled or expires.

i. Available-for-sale investments

Equity investments intended to be held for an indefinite period are classified as available-for-sale investments. They are carried at fair value, where this can be reliably measured, with movements in fair value recognised directly in the available-for-sale reserve. Where the fair value cannot be reliably measured, the investment is carried at cost.

Any impairment losses in equity investments classified as available-for-sale investments are recognised in the income statement and are not reversible through the income statement unless or until the investment is disposed of, and are determined with reference to the closing market share price at the date the impairment is observed. Any subsequent increase in the fair value of the available-for-sale investment above the impaired value will be recognised within the available-for-sale reserve.

Available-for-sale investments are included within non-current assets unless the carrying value is expected to be recovered principally through sale within the next 12 months, in which case they are included within current assets. On disposal, the difference between the carrying amount and the sum of the consideration received and any cumulative gain or loss that had previously been recognised directly in reserves is recognised in the income statement.

ii. Trade and other receivables

Trade and other receivables are non-derivative financial assets with fixed or determinable payments and, where no stated interest rate is applicable, are measured at the original invoice amount, if the effect of discounting is immaterial. Where discounting is material, trade and other receivables are measured at amortised cost using the effective interest method.

An allowance account is maintained to reduce the carrying value of trade and other receivables for impairment losses identified from objective evidence, with movements in the allowance account, either from increased impairment losses or reversals of impairment losses, being recognised in the income statement.

iii. Cash and cash equivalents

Cash and cash equivalents include cash in hand, bank accounts, deposits receivable on demand and deposits with maturity dates of three months or less from the date of inception. Bank overdrafts that are repayable on demand and which form an integral part of the Group’s cash management are also included as a component of cash and cash equivalents.

iv. Short-term deposits

This includes short-term deposits which have maturity dates of more than three months from inception. These deposits are initially recognised at fair value, and then carried at amortised cost through the income statement less any allowance for impairment losses.

v. Trade and other payables

Trade and other payables are non-derivative financial liabilities and are measured at amortised cost using the effective interest method. Trade and other payables with no stated interest rate are measured at the original invoice amount if the effect of discounting is immaterial.

vi. Borrowings

Borrowings are recorded as the proceeds received, net of direct issue costs. Finance charges, including any premium payable on settlement or redemption and direct issue costs, are accounted for on an accruals basis in the income statement using the effective interest method and are added to the carrying amount of the underlying instrument to which they relate, to the extent that they are not settled in the period in which they arise.

i) Impairment

At each balance sheet date, in accordance with IAS 36 ‘Impairment of Assets’, the Group reviews the carrying amounts of all its assets excluding inventories (see accounting policy g), assets classified as held-for-sale, financial assets (see accounting policy h) and deferred taxation (see accounting policy o) to determine whether there is any indication that any of those assets have suffered an impairment loss.

An impairment is recognised in the income statement whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. An impairment of an investment in a joint venture or associate is recognised within the share of profit from joint ventures and associates. The recoverable amount is the greater of net selling price, defined as the fair value less costs to sell, and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and risks specific to the asset.

Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash generating unit to which the asset belongs. Impairment losses recognised in respect of cash generating units are allocated first to reduce the carrying amount of any goodwill allocated to those units, and then to reduce the carrying amount of other assets in the unit on a pro rata basis.

An impairment loss for an individual asset or cash generating unit will be reversed if there has been a change in estimates used to determine the recoverable amount since the last impairment loss was recognised and is only reversed to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. Impairment of goodwill is not reversed.

j) Provisions

Provisions are recognised when the Group has a probable, present legal or constructive obligation to make a transfer of economic benefits as a result of past events where a reliable estimate is available. The amounts recognised represent the Group’s best estimate of the transfer of benefits that will be required to settle the obligation as of the balance sheet date.

Provisions are discounted if the effect of the time value of money is material using a pre-tax market rate adjusted for risks specific to the liability.

k) ESOP reserve

Where the Group’s ESOP purchases the Company’s own equity shares, the cost of those shares, including any attributable transaction costs, is presented within the ESOP reserve as a deduction in shareholders’ equity in the consolidated financial statements.

l) Revenue recognition

Revenue, which excludes value added tax and transactions between Group companies, represents the gross inflow of economic benefit from the Group’s operating activities, and is measured at the fair value of the consideration received or receivable. The Group’s main sources of revenue are recognised as follows:

•

Direct-to-consumer revenue includes subscription and transactional revenue from residential and commercial customers. Subscription revenue includes revenue from residential and commercial subscribers to TV, Mobile and home communication products, including over-the-top (‘OTT’) subscriptions, and income from set-top box, Mobile handset and tablet sales, installation, service calls and warranties. Revenue is recognised, net of any discount given, as the goods or services are provided. Transactional revenue includes the purchase of physical content, OTT passes, pay per view and buy to keep content. Transactional revenue is recognised, net of any discount given, when the relevant goods or service are provided.

•

Content revenue includes revenue from the sale of channels and programmes across other platforms and internationally. Channel sales revenue is recognised as the services are provided on a wholesale basis to cable and other retailers and is based on the number of subscribers taking the Sky channels, as reported to the Group by the cable and other retailers, and the applicable rate card or contract. Programme sales revenue is earned from the production of programming and the distribution of programming rights. Production revenue is recognised on a stage of completion basis, where the stage of completion is determined by comparing the proportion of costs incurred to date to the total estimated cost of the transaction. Distribution revenue is recognised when the contract is signed and the final content has been delivered for customer exploitation.

•

Advertising sales revenue is recognised when the advertising is broadcast. Revenue generated from airtime sales, where Sky acts as an agent on behalf of third parties, is recognised on a net commission basis.

A bundle exists where a customer enters into contracts for goods and services at or around the same time, where the transaction can only be understood commercially with reference to the bundle of goods and services as a whole, and where there is price inter-dependency between the products in a bundle. Where a customer purchases further products or services subsequent to the original sale, these are judged to represent contract modifications and are accounted for separately to the original bundle.

When the Group sells a set-top box, installation or service and a subscription in one bundled transaction, the total consideration from the arrangement is allocated to each element based on their relative fair values. The fair value of each individual element is determined using vendor specific or third-party evidence. The amount of revenue the Group recognises for the delivered elements is limited to (cannot exceed) the cash received or consideration receivable. Discounts are allocated to products on a pro-rata basis according to relative fair values, except where there is observable evidence that the discount relates to one or more, but not all, products within the bundle.

m) Employee benefits

Wages, salaries, social security contributions, bonuses payable and non-monetary benefits for current employees are recognised in the income statement as the employees’ services are rendered.

Where the Group provides pensions to eligible employees through defined contribution schemes, the amount charged to the income statement in the year represents the cost of contributions payable by the Group to the schemes in exchange for employee services rendered in that year. The assets of the schemes are held independently of the Group. Liabilities in relation to employee obligations which are economically similar to defined benefit pension schemes are accounted for as such under IAS 19.

Termination benefits are recognised as a liability at the earlier of when the Group can no longer withdraw the offer of the termination benefit and when the Group recognises any related restructuring costs, such termination being before the normal retirement date or as the result of an offer to encourage voluntary redundancy.

The Group issues equity-settled share-based payments to certain employees which are measured at fair value and recognised as an expense in the income statement, with a corresponding increase in equity. The fair values of these payments are measured at the dates of grant using option-pricing models, taking into account the terms and conditions upon which the awards are granted. The fair value is recognised over the period during which employees become unconditionally entitled to the awards, subject to the Group’s estimate of the number of awards which will be forfeited, either due to employees leaving the Group prior to vesting or due to non-market-based performance conditions not being met. Where an award has market-based performance conditions, the fair value of the award is adjusted for the probability of achieving these via the option pricing model. The total amount recognised in the income statement as an expense is adjusted to reflect the actual number of awards that vest, except where forfeiture is due to the failure to meet market-based performance measures. In the event of a cancellation, whether by the Group or by a participating employee, the compensation expense that would have been recognised over the remainder of the vesting period is recognised immediately in the income statement.

Deferred or contingent payments (often referred to as earnout agreements), arising in business combinations, which are linked to the future employment of previous shareholders in the post-completion period, are recognised as employee remuneration costs in operating expense, whereby the expected fair value of subsequent payments is accrued in accordance with IAS 19. Employee remuneration is presented in operating activities in the cash flow statement.

n) Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards incidental to ownership of the asset to the lessee. All other leases are classified as operating leases.

Sub-lease income from operating leases is recognised on a straight-line basis over the term of the lease.

When the Group is a lessee

Assets held under finance leases are recognised as assets of the Group at their fair value on the date of acquisition, or if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation. Lease payments are apportioned between finance charges and reductions to the lease obligations so as to achieve a constant rate of interest on the remaining balance of the liability.

The lease expense arising from operating leases is charged to the income statement on a straight-line basis over the term of the lease. Benefits received and receivable as incentives to enter into operating leases are recorded on a straight-line basis over the lease term.

When the Group is a lessor

Assets which are provided under operating lease arrangements are recognised as assets within property, plant and equipment. The assets remain in the economic ownership of the Group for the duration of the lease, and are depreciated over their useful economic lives.

o) Taxation, including deferred taxation

The Group’s liability for current tax is based on taxable profit for the year, and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date.

Deferred tax assets and liabilities are recognised using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities in the balance sheet and the corresponding tax bases used in the computation of taxable profit. Taxable temporary differences arising from goodwill and, except in a business combination, the initial recognition of assets or liabilities that affect neither accounting profit nor taxable profit are not provided for. Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates that have been enacted or substantively enacted at the balance sheet date.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and adjusted to reflect an amount that is probable to be realised based on the weight of all available evidence. Deferred tax is calculated at the rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax assets and liabilities are not discounted. Deferred tax is charged or credited in the income statement, except where it relates to items charged or credited directly to equity, in which case the deferred tax is also included within equity.

Notes to the consolidated financial statements continued

1. Accounting policies (continued)

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

p) Distributions to equity shareholders

Dividends are recognised in the retained earnings reserve in the year in which they are declared.

The cost of repurchasing the Group’s own equity shares for cancellation (‘share buy-backs’) is recorded in retained earnings. In addition, the nominal cost of shares repurchased is deducted from share capital and a matching credit is recorded in the capital redemption reserve.

q) Earnings per share

Basic earnings or loss per share represents the profit or loss for the year attributable to equity shareholders of the parent company, divided by the weighted average number of ordinary shares in issue during the year excluding the weighted average number of ordinary shares purchased by and held in the Group’s ESOP during the year to satisfy employee share awards.

Diluted earnings or loss per share represents the profit or loss for the year attributable to equity shareholders of the parent company, divided by the weighted average number of ordinary shares used to calculate basic earnings, plus the weighted average number of dilutive shares resulting from share options where the inclusion of these would not be antidilutive.

r) Foreign currency translation

Trading activities denominated in foreign currencies are recorded in the functional currency of the entity at applicable monthly exchange rates. Monetary assets, liabilities and commitments denominated in foreign currencies at the balance sheet date are recorded at the rates of exchange at that date. Non-monetary assets and liabilities denominated in foreign currencies are translated to the functional currency of the entity at the exchange rate prevailing at the date of the initial transaction. Gains and losses from the retranslation of monetary assets and liabilities are included net in profit for the year.

The Group’s presentational currency is pounds sterling. Assets and liabilities of the Group’s foreign operations are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the applicable monthly average exchange rates. Any exchange differences arising are classified as equity within the foreign currency translation reserve. Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated accordingly. Gains and losses accumulated in the foreign currency translation reserve are included in the income statement when the foreign operation is disposed of.

Gains and losses on those instruments designated as hedges of the net investments in foreign operations are recognised in equity to the extent that the hedging relationship is effective; these amounts are recognised in the statement of comprehensive income. Gains and losses relating to hedge ineffectiveness are recognised immediately in the income statement for the period.

s) Reportable segments

IFRS 8 ‘Operating Segments’ requires the segment information presented in the financial statements to be that which is used internally by the chief operating decision maker to evaluate the performance of the business and decide how to allocate resources. The Group has identified the Board of Directors (the ‘Board’) as its chief operating decision maker and the segment information presented in the financial statements is consistent with the internal reporting reviewed by the Board.

t) Accounting Standards, interpretations and amendments to existing standards that are not yet effective

The Group has not yet adopted certain new standards, amendments and interpretations to existing standards, which have been published but are only effective for accounting periods beginning on or after 1 July 2018.

These new pronouncements are listed below. The Directors are currently evaluating the impact of the adoption of these standards, amendments and interpretations in future periods.

•	Amendments to IFRS 2 ‘Share-based Payments’ (effective 1 January 2018)

•	IFRIC 22 ‘Foreign Currency Transactions and Advanced Consideration’ (effective 1 January 2018)

•	Amendments to IFRS 4 ‘Insurance contracts’ (effective 1 January 2018)

•	Amendments to IAS 40 ‘Investment Properties’ (effective 1 January 2018)

•	IFRS 17 ‘Insurance Contracts’ (effective 1 January 2021)

•	IFRIC 23 ‘Uncertainty over Income Tax Treatments’ (effective 1 January 2019)

•	Amendments to IAS 28 ‘Investments in Associates and Joint Ventures’ – Long term interests (effective 1 January 2019)

•	Annual Improvements to IFRS Standards 2015-2017 (effective 1 January 2019)

•	Amendments to IAS 19 ‘Employee Benefits’ – Plan amendment, Curtailment or Settlement (effective 1 January 2019)

•	Amendments to References to the Conceptual Framework in IFRS Standards (effective 1 January 2020)

•	Prepayment Features with Negative Compensation – Amendments to IFRS 9 (effective 1 January 2019)

•	IFRS 15 ‘Revenue from Contracts with Customers’ is effective on the Group from 1 July 2018 onwards.

IFRS 15 provides a single, principles-based five-step model to be applied to all contracts with customers:

•	Identify the contract with the customer

•	Identify the performance obligations in the contract, introducing the new concept of ‘distinct’

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contracts, on a relative stand-alone selling price basis.

•	Recognise revenue when (or as) the entity satisfies its performance obligations

IFRS 15 also introduces new guidance on, amongst other areas, combining contracts, discounts, variable consideration, contract modifications and requires that certain costs incurred in obtaining and fulfilling customer contracts be deferred on the balance sheet and amortised over the period an entity expects to benefit from the customer relationship.

When IFRS 15 is adopted, it can be applied either on a fully retrospective basis, requiring the restatement of the comparative periods presented in the financial statements, or with the cumulative impact of IFRS 15 applied as an adjustment to equity on the date of adoption; when the latter approach is applied, it is necessary to disclose the impact of IFRS 15 on each line item in the financial statements in the reporting period.

The Group has determined that it will adopt IFRS 15 on a modified retrospective basis. The Group has also determined that the results of its segments will exclude IFRS 15, on the basis that the Group will continue to be managed internally using the Group’s current ‘cash-led’ accounting policies, for both revenue and cost. In line with the modified retrospective adoption approach, the Group will also present its consolidated group result under both IFRS 15 and its existing accounting policies.

In the current year, management has concluded a detailed accounting scoping analysis across each of the Group’s operating segments and across the products and services within the Group’s revenue streams, the results of which are summarised below. Management has also determined and developed implementation approaches for each revenue stream based on the potential materiality, complexity and volatility of impacts, utilising a mixture of system led and manually derived estimates, as appropriate given the specific nature of IFRS 15 adjustments identified.

Overall, IFRS 15 is expected to result in the recognition of a material new contract asset and a material new asset pertaining to the costs of obtaining customer contracts. Material year-on-year changes to revenue, operating profit and profit before tax are not anticipated. However, significant and potentially volatile changes in these statutory measures are foreseeable, depending on the specific volume, value and mix of trading activity in a given period.

Further direction on expected impacts (pre-tax) is provided below.

Direct-to-consumer revenue – Subscription

•

The Group’s revenue recognition for bundled subscription products will no longer be limited to the consideration receivable for a delivered element. As a result, the Group will bring forward revenue for distinct products and services delivered at the start of a subscription contract, where the price charged for those performance obligations is lower than the stand-alone selling price. This will correspondingly reduce subsequent subscription revenue across the remainder of the customer contract, but will not change revenue recognised in total or the amount or timing of associated cash flows. Specifically:

•	Revenue will be brought forward and a contract asset recognised for the installation of Sky TV and Fibre Broadband services, resulting in higher initial revenue and lower subsequent subscription revenues than our current accounting policy

•	Revenue will be brought forward and a contract asset recognised on delivery of equipment which is owned by the customer, such as certain set-top boxes or broadband routers, resulting in higher initial revenue and lower subsequent subscription revenues than our current accounting policy

•	Revenue will now be allocated to third party equipment and vouchers included within customer bundles for marketing and customer acquisition purposes. As a result, revenue will be brought forward resulting in a contract asset being recognised, compared to our current treatment of recognising a cost upfront on delivery of the marketing offer

•

Where product or service discounts reduce the total consideration for a customer’s bundle, these will be allocated to all distinct performance obligations in the bundle. The impact of discounts will be spread over the minimum contract period. Currently, discounts reduce revenue over the offer period, rather than over the minimum contract period.

•

Discounts will also be allocated to all distinct performance obligations in the customer bundle on a pro-rata basis. This will reduce the revenue recognised upfront or brought forward, for upfront delivery.

•

Certain upfront fees relating to separately identifiable deliverables, but which are concluded not to pertain to distinct performance obligations under IFRS 15 requirements, will result in revenue being deferred compared to our current accounting treatments.

•

Certain propositions are concluded to be within the scope of the new ‘repurchase agreement’ and ‘right of return’ guidance in IFRS 15. As a result, Sky anticipates deferring a portion of upfront revenues and also a portion of upfront cost, to represent its best estimate of the expected value of the assets it anticipates repurchasing from customers, compared to its current accounting treatment of recognising total revenue and cost on delivery to the customer.

•

The accounting for contract modifications not made at stand-alone sales price will differ compared to current accounting treatments of recognising all contract modifications as separate contracts on a prospective basis. This is anticipated to accelerate the amortisation of a given contract asset through revenue, potentially resulting in contract liabilities at certain points of the customer’s minimum subscription period. The overall effect of this is anticipated to reduce the quantum of contract asset recognised on balance sheet, at any point in time.

•

The Group will apply IFRS 9’s new provisioning model to newly recognised contract assets, such that an allowance account will be set-up against the contract asset at inception, to represent the effect of anticipated customer churn within the minimum contract period. The recognition of the new allowance account is expected to decrease the net contract receivable recognised at any point in time, with the corresponding impact being incurred in operating expense.

Across the Group, the cumulative net contract asset recognised as at 30 June 2018 on transition, resulting from the accounting changes to subscription revenues discussed above, is expected to be in the order of £20-£70 million.

•

Cohorts of costs to obtain customer contracts have been identified that will require capitalisation under IFRS 15, pertaining to certain sales commissions and incentives payable to Sky employees and third-party agencies, as well as certain online display costs.

•

The costs will be amortised over the period the Group expects to benefit from the new customer relationship, compared to being expensed as incurred currently. Depending on the facts and circumstances of each territory, accelerated or straight-line methods of amortisation are anticipated, with a resulting amortisation period of 5 years.

Across the Group, the cumulative cost to obtain customer contracts recognised as at 30 June 2018 on transition, is expected to be in the order of £350 million.

Transactional

•	No significant impacts in the recognition of transactional revenues related costs have been identified, compared to current accounting treatments

Advertising

•

No significant changes in the recognition of advertising revenues have been identified, which are anticipated to be recognised as the advertising campaigns or impressions are delivered over time, in line with current treatments

•	The Group is currently evaluating principal versus agent judgements to determine whether there will be any changes to these compared to current accounting treatment.

•	No significant impacts in cost recognition have been identified, compared to current accounting treatments

Content – Channel

•	No significant changes in the recognition of channel (wholesale) revenues or in cost recognition have been identified, compared to current accounting treatments

•	It is anticipated that channel revenue will be recognised over time as the service is delivered

Content – Programming

•

Distribution: It is anticipated that revenue will be recognised on the control of the final programming being transferred to the customer, rather than on risks and rewards being transferred, as currently. As a result, it is anticipated that distribution revenues will be recognised on licence period commencement, deferring revenues compared to our current accounting treatment. On transition, the balance sheet impact is expected in the range of £nil to 5 million

•

Production: It is anticipated that revenue will be recognised on control of the final programming being transferred to the customer at a point in time, as opposed to being recognised on a stage of completion basis over time, as currently, deferring revenue and cost compared to current accounting treatments. On transition, the balance sheet impact is expected in the range of £5-15 million

Notes to the consolidated financial statements continued

1. Accounting policies (continued)

•	IFRS 9 ‘Financial Instruments’ replaces IAS 39 ‘Financial instruments: Recognition and Measurement’ and is effective on the Group from 1 July 2018 onwards.

The areas which impact the Group relate to the recognition of impairment provisions for customer receivables and other financial assets and the accounting for available-for-sale investments. IFRS 9 also contains new rules relating to hedge accounting, although the adoption of these is not mandatory and the Group will continue to apply IAS 39 hedge accounting policies.

With respect to impairment provisions, IFRS 9 introduces a model based on expected credit loss. This requires a provision to be made for impairment from the initial point at which the receivable is recognised, compared to IAS 39 which requires a provision to be made only when a loss event occurs. The IFRS 9 credit loss model is not expected to have a material impact on either the Group’s balance sheet position or income statement result.

IFRS 9 requires certain of the Group’s trade receivables to be measured at fair value, as opposed to amortised cost. The balance sheet impact of this is expected to be less than £2 million.

IFRS 9 requires all available-for-sale investments to be held on the balance sheet at fair value, with associated movements incurred in either the income statement or in equity reserves, as an accounting policy choice. The balance sheet impact on transition is expected to be less than £15 million.

IFRS 9 requires that amounts recognised in non-financial assets (basis adjustment) are removed directly from reserves, rather than being released through other comprehensive income as is currently allowed under IAS 39.

•	IFRS 16 ‘Leases’ (effective 1 January 2019) and is effective on the Group from 1 July 2019 onwards.

When IFRS 16 is adopted, it can be applied either on a fully retrospective basis, requiring the restatement of the comparative periods presented in the financial statements, or with the cumulative retrospective impact of IFRS 16 applied as an adjustment to equity on the date of adoption; when the latter approach is applied it is necessary to disclose the impact of IFRS 16 on each line item in the financial statements in the reporting period. Depending on the adoption method that is utilised, certain practical expedients may be applied on adoption. The Group has not yet determined which method it will adopt.

IFRS 16 replaces IAS 17 ‘Leases’ and will primarily change lease accounting for lessees; lessor accounting under IFRS 16 is expected to be similar to lease accounting under IAS 17. Lessee accounting under IFRS 16 will be similar in many respects to existing IAS 17 accounting for finance leases, but is expected to be substantively different to existing accounting for operating leases.

Where a contract meets IFRS 16’s definition of a lease, lease agreements will give rise to the recognition of a non-current asset representing the right to use the leased item, and a loan obligation for future lease payables.

Lease costs will be recognised in the form of depreciation of the right to use asset and interest on the lease liability, which may impact the phasing of operating profit and profit before tax, compared to existing cost profiles and presentation in the income statement, and will also impact the classification of associated cash flows.

The detailed assessment of the impact on the Group is ongoing, with the current focus being on assessing of the completeness of lease contracts.

The adoption is expected to have a material impact on the presentation of the Group’s assets and liabilities, mainly relating to significant property leases. Due to the quantity of contracts under review, management has not completed the impact assessment of the new accounting standard, and therefore a quantification of the impact on the Group’s results cannot currently be reliably estimated.

u) Critical accounting policies and judgements and key sources of estimation uncertainty

Certain accounting policies are considered to be critical to the Group. An accounting policy is considered to be critical if, in the Directors’ judgement, its selection or application materially affects the Group’s financial position or results. The application of the Group’s accounting policies also requires the use of estimates and assumptions that affect the Group’s financial position or results.

Below is a summary of areas in which estimation is applied primarily in the context of applying critical accounting policies and judgements.

Critical accounting policies and judgements

i. Revenue (see note 2)

Selecting the appropriate timing for, and amount of, revenue to be recognised requires judgement. This may involve estimating the fair value of consideration before it is received. Judgement is required in determining which products constitute a bundle, and how revenue is allocated to products within the bundle. When the Group sells a set-top box, installation service and TV, home communications and/or mobile subscriptions in one bundled transaction, the total consideration from the arrangement is allocated to each element based on its relative fair value. The fair value of each individual element is determined using vendor-specific or third-party evidence. The amount of revenue the Group recognises for the delivered elements is limited to the cash received or consideration receivable, which is not contingent on the delivery of additional goods or services.

Discounts are allocated to products on a pro-rata basis according to relative fair values, except where there is observable evidence that the discount relates to one or more, but not all, products within the bundle, so as to faithfully represent the commercial substance of the transaction.

Mobile handset and tablet revenues are recognised upfront on delivery to the customer. The Sky Mobile proposition includes an option whereby the customer can sell their handset to Sky at a preset market price. This requires the application of judgement in assessing whether or not the customer’s option is on-market, taking into account the expected future resale value of the equipment. If the option is concluded to be on-market, the Group recognises handset and tablet revenue on delivery, and any future purchases of customer handsets or tablets at the time of purchase, as inventory.

ii. Taxation, including deferred taxation (see notes 7 and 15)

The Group’s total tax charge is the sum of the current and deferred tax charges. The calculation of the Group’s total tax charge necessarily involves a degree of estimation and judgement in respect of certain items whose tax treatment cannot be finally determined until resolution has been reached with the relevant tax authority or, as appropriate, through a formal legal process.

Provisions for tax contingencies require management to make judgements and estimates in relation to tax audit issues and exposures. Amounts provided are based on management’s interpretation of applicable tax law and the likelihood of settlement and include any liability for interest and penalties. Tax benefits are not recognised unless it is probable that the tax positions will be sustained. Once considered to be probable, management reviews each material tax benefit to assess whether a provision should be taken against full recognition of the benefit on the basis of the likely resolution of the issue through negotiation and/or litigation. The amounts recognised in the consolidated financial statements in respect of each matter are derived from the Group’s best estimation and judgement, as described above. However, the inherent uncertainty regarding the outcome of these items means the eventual resolution could differ from the provision and in such event the Group would be required to make an adjustment in a subsequent period which could have a material impact on the Group’s profit and loss and/or cash position.

The key area of judgement in respect of deferred tax accounting is the assessment of the expected timing and manner of realisation or settlement of the carrying amounts of assets and liabilities held at the balance sheet date. In particular, assessment is required of whether it is probable that there will be suitable future taxable profits against which any deferred tax assets can be utilised. Specifically, the Group has a gross deferred tax asset relating to unused tax losses in Sky Deutschland of £805 million, which is recognised net of the deferred tax liabilities principally arising from the fair value of acquired customer contracts in Sky Deutschland resulting in a net deferred tax asset for Sky Deutschland of £401 million, as described in note 15.

iii. Intangible assets and property, plant and equipment (see notes 11 and 12)

The assessment of the useful economic lives and the method of amortising these assets requires judgement. Depreciation and amortisation are charged to the income statement based on the useful economic life selected, which requires an estimation of the period and profile over which the Group expects to consume the future economic benefits embodied in the assets. The Group reviews its useful economic lives on at least an annual basis.

Determining whether the carrying amount of these assets has any indication of impairment also requires judgement. If an indication of impairment is identified, further judgement is required to assess whether the carrying amount can be supported by, for example, the net present value of future cash flows forecast to be derived from the asset. This forecast involves cash flow projections and selecting the appropriate discount rate, where applicable.

Assessing whether assets meet the required criteria for initial capitalisation requires judgement. This requires a determination of whether the assets will result in future benefits to the Group. In particular, internally generated intangible assets must be assessed during the development phase to identify whether the Group has the ability and intention to complete the development successfully.

Determining the costs of assets to be capitalised requires judgement. Specifically, judgement and estimation is required in determining the amount of duties and non-refundable taxes, probable trade discounts and rebates, and directly attributable costs to bring the asset to the location and condition necessary for it to be capable of operating in the manner intended by management (including relevant delivery and logistics costs to the customer’s premises) to be allocated to the asset.

iv. Programming inventory for broadcast (see note 16)

The key areas of accounting for programming inventory for broadcast that require judgement are the assessment of the appropriate profile over which to amortise general entertainment programming, and the proportion of sports rights cost which should be allocated to an off-season period.

General entertainment programming

The general entertainment programming assessment requires the Group to form an expectation of:

•	the number of times a programme will be broadcast on the Group’s linear channels, and the time period over which the programme is expected to be utilised;

•	the relative value associated with each broadcast; and

•

the relative value associated with linear channel and non-linear programme rights. Linear channel rights refer to the rights to broadcast a programme on the Group’s linear broadcast channels and non-linear rights refer to the rights to make a programme available on the Group’s on demand services.

In order to perform this assessment, the Group considers the following factors:

•

The frequency with which, and the time period over which, the programme is expected to be utilised on the Group’s linear channels and non-linear services. This is usually based on a combination of the actual period specified in the contract for the programme rights, an initial expectation of when airings will be scheduled and the alternative programming available to the Group within this period. Linear rights are consumed as and when the programmes are broadcast; non-linear rights are consumed over the period the programme is made available.

•

Expectations as to the number of viewers a programme is likely to achieve for each individual broadcast on the Group’s linear channels over the contractual broadcast period. The number of viewers per broadcast directly influences advertising revenue for channels, although this consideration is partly influenced by the Group’s assessment of the potential impact of the publicly available information on its competitors’ scheduling intentions against planned broadcasts.

•

The potential benefits associated with utilising programming. Certain high-profile or high-quality programming titles have additional value to the Group, as they attract new TV customers and encourage retention of existing TV customers, which directly influences subscription revenues. As such, these programmes are able to retain more value throughout their licence period than would be indicated when considering the expected customer viewing and consumption numbers alone.

•

The relative value associated with linear channel and non-linear rights is assessed based on the manner in which the Group expects to utilise the programming rights and the relative value perceived by customers for the Group’s channels and services. Those relative values may also differ based on the type and genre of programme. Such values are reviewed by the Group against current and expected future trends in customer viewing behaviour for the Group’s programming and channels. The value apportioned to non-linear rights (in addition to any separately acquired non-linear rights) is amortised on a straight-line basis over the period of the broadcast rights, as the Group considers this to be the profile most closely aligned to its consumption of those rights. A broadcast-based amortisation model is not relevant or appropriate for this type of right as the Group makes the programmes available for a period of time rather than for a specified number of broadcasts.

Sports rights – off-season allocation

The majority or all of sports right cost is recognised in the income statement on first broadcast or, where the rights are for multiple seasons or competitions, principally on a straight-line basis across the seasons or competitions. Where the rights are packaged, sold and/or significantly consumed over the off-season, the Group also allocates an appropriate portion of the total rights value to the off-season period, and that cost is recognised on a straight-line basis over the off-season period.

Judgement is therefore required in determining how the Group utilises and consumes sports rights during the off-season. In forming this judgement, it considers the hours expected to be scheduled in the off-season, viewing expected to be achieved in the off-season, subscriber profiles over the off-season, as well as other qualitative considerations.

During the current year, the Group’s pay TV business in the UK and Ireland repackaged its sport channel proposition, resulting in new sport-specific channels being retailed to the customer, which are consumed throughout the year. As a result, a portion of total rights value has been allocated to the off-season period, and will be recognised on a straight-line basis over the off-season period. This change in accounting estimate has resulted in a reduction in programming expense of £35 million in the year.

Notes to the consolidated financial statements continued

1. Accounting policies (continued)

v. Mobile handset financing (see note 20)

During the year, the Group entered into a securitisation facility with a third party for the sale of mobile handset receivables. The Group does not have control over the securitisation entity, and has transferred substantially all the risks and rewards of the receivables.

As a result, the receivables have been derecognised and the securitisation entity is not consolidated within the Group’s financial statements, such that the transfer of handset receivables is treated as a sale.

The Group applies judgement in its assessment of the derecognition of handset trade receivables on a cohort-by-cohort basis, taking into account its best estimate of expected credit losses and expected volatility of credit losses. In doing so, it considers historical credit losses and volatility incurred with respect to other Sky products and services, as well as external benchmarks. As a result of the discount applied and the securitisation entity’s investment structure, c90-95% of expected losses and variability in losses is expected to be transferred.

The Group also applies judgement in its assessment of whether it controls the securitisation entity, to determine whether it should be consolidated within the Group financial statements. In doing so, it considers whether the Group has power over the entity, exposure or rights to variable returns from its involvement with the entity, and the ability to use its power over the entity to affect the level of those returns, as set out in the requirements of IFRS 10.

The Group’s power over the securitisation entity has been considered with respect to decisions relating to the transfer of receivables, the servicing of those receivables and risk management of the entity. The Group’s exposure or rights to variable returns from the securitisation entity has been considered with respect to the level of fees earned and the nature of any investment which the Group holds in the entity. The Group’s ability to use its power to affect the level of those returns has been considered taking into account the degree to which the Group benefits from any upside performance and its residual exposure to downside performance. As a result of this evaluation, it was determined that the Group does not have control over the securitisation entity.

Further information on the handset financing structure, including disclosures required under IFRS 12 regarding non-consolidated securitisation entities, and also under IFRS 7 regarding the derecognition of financial assets where the Group has continuing involvement, can be found in note 20.

Key sources of estimation uncertainty

Areas for which there are major sources of estimation uncertainty at the reporting period end (as defined by IAS 1), that have a significant risk of causing a material adjustment to be made to the carrying value amounts of assets and liabilities within the next financial year, are discussed below.

By contrast, areas where estimation is applied primarily in the context of applying critical accounting policies and judgements, have been discussed in the preceding section above.

vi. Recoverability of deferred tax assets

The recognition of deferred tax assets is contingent on the Group’s estimation of the future taxable income, particularly that of Sky Deutschland. This estimation is supported by the Group’s latest available medium term plan, which was considered by the Company’s Board of Directors, and extrapolated beyond the forecast period as disclosed in note 15. Given the nature of Sky Deutschland’s subscription-based business model, management has sufficient confidence in its ability to execute and realise these plans. A consistent set of forecasts is used as the basis for assessing the carrying value of deferred tax assets with that used in the Group’s annual impairment review of goodwill associated with Sky Deutschland, as described in note 1 and note 10.

As such, the carrying value of deferred tax assets is sensitive to the method, assumptions and estimates underlying the calculations. We consider the sensitivity of the outcome to plausible changes in key inputs, as part of our assessments. Uncertainty around key sources of estimation will be resolved through the passage of time, as future performance materialises and latest forecasts are considered.

2. Operating segments

The Group has three reportable segments that are defined by geographic area to reflect how the Group’s operations are monitored and managed. The reportable segments presented reflect the Group’s management and reporting structure as viewed by the Board of Directors, which is considered to be the Group’s chief operating decision maker.

Reportable segment	Description
UK and Ireland	The activities and operations of the pay TV, home communications, mobile and adjacent businesses in the UK and Ireland

Germany and Austria	The activities and operations of the pay TV and adjacent businesses in Germany and Austria

Italy	The activities and operations of the pay TV and adjacent businesses in Italy

Segmental income statement for the year ended 30 June 2018

	UK & Ireland* £m	Germany & Austria* £m	Italy* £m	Adjusting Items and Eliminations £m	Statutory Group Total £m
Direct-to-consumer	7,611	1,896	2,323	—	11,830
Content	788	31	27	(8)	838
Advertising	540	96	281	—	917
Revenue	8,939	2,023	2,631	(8)	13,585

Inter-segment revenue	(8)	—	—	8	—
Revenue from external customers	8,931	2,023	2,631	—	13,585

Programming	(3,698)	(1,243)	(1,490)	(57)	(6,488)
Direct network costs	(1,148)	—	—	9	(1,139)
Sales, general and administration	(2,696)	(784)	(952)	(492)	(4,924)
Operating expense	(7,542)	(2,027)	(2,442)	(540)	(12,551)

Depreciation and amortisation	(499)	(123)	(153)	(299)	(1,074)

Operating profit (loss)*	1,389	(4)	189	(540)	1,034

Share of results of joint ventures and associates					56
Investment income					11
Finance costs					(286)
Profit on disposal of available-for-sale investment					49
Profit before tax					864

Notes to the consolidated financial statements continued

2. Operating segments (continued)

* Results for each segment are presented on an adjusted basis. The Group evaluates performance of its reportable segments based on several factors, of which the primary financial measure is adjusted operating profit (loss). Transactions between segments are recorded based on estimated market prices.

During the year, the Group’s pay TV business in the UK and Ireland repackaged its sport channel proposition, resulting in new sport-specific channels being retailed to the customer, which are consumed throughout the year. As a result, in accordance with the Group’s accounting policy for the cost of sports rights, a portion of the total rights value has been allocated to the off-season period, and will be recognised on a straight-line basis over the off-season period. This change in accounting estimate has resulted in a reduction in programming expense of £35 million in the year.

Revenue of £8,325 million arises from goods and services provided to the UK and revenue of £5,260 million arises from services provided to other countries. Non-current assets located in the UK were £11,661 million and non-current assets located outside the UK were £499 million.

Included within operating profit for the year ended 30 June 2018 are adjusted items totalling £540 million, which are further analysed below:

•	Costs of £194 million relating to corporate restructuring and efficiency programmes. These costs have been recognised as follows:

•	£24 million within Programming

•	£170 million within Sales, general and administration (‘SG&A’)

•	Costs of £66 million relating to the integration of Sky Deutschland and Sky Italia in the enlarged Group. These costs have been recognised as follows:

•	£2 million within Programming

•	£64 million within SG&A

•	Costs of £23 million relating to advisory fees and share-based payments incurred as a result of offers for the Company recognised within SG&A.

•	Income of £21 million relating to regulatory related receipts and proceeds of settlements. This income has been recognised as follows:

•	£9 million within Direct Network Costs

•	£12 million within SG&A

•	Costs of £278 million relating to the amortisation of acquired intangible assets and related acquisition costs. These costs have been recognised as follows:

•	£31 million within Programming

•	£247 million within SG&A

3. Investment income and finance costs

2018 £m
Investment income
Interest on cash, cash equivalents and short-term deposits	3
Interest on other loans and receivables	5
Dividends receivable from available-for-sale investments	3
11

2018 £m
Finance costs
– Interest payable and similar charges
Facility related costs	(2)
Guaranteed Notes (see note 20)	(215)
Finance lease interest	(6)
Mobile handset financing costs	(11)
(234)

– Other finance income (expense)
Remeasurement of borrowings and borrowings-related derivative financial instruments (not qualifying for hedge accounting)	(57)
Remeasurement of other derivative financial instruments (not qualifying for hedge accounting)	5
Loss arising on derivatives in a designated fair value hedge accounting relationship	(14)
Gain arising on adjustment for hedged item in a designated fair value hedge accounting relationship	14
(52)

(286)

Borrowing costs included in the cost of qualifying assets during the year arose on the general borrowing pool and are calculated by applying a capitalisation rate of 2.5% to expenditure on such assets. The amount capitalised in the current year amounted to £8 million. Tax relief in the current year on capitalised interest totals £1 million. The Group has a £1 billion revolving credit facility, which remained undrawn at 30 June 2018.

4. Profit on disposal of available-for-sale investment

On 27 March 2018, the Group completed its disposal of its investment in Roku Inc. consisting of 2,571,740 shares for aggregate consideration of £58 million. A profit of £49 million was realised on disposal, being the excess of the consideration above the initial cost of the shares (£9 million).

5. Profit before taxation

Profit before taxation is stated after charging:

2018 £m
Cost of inventories recognised as an expense	5,217
Depreciation, impairment and losses (profits) on disposals of property, plant and equipment	430
Amortisation, impairment and losses (profits) on disposals of intangible assets	644
Rentals on operating leases and similar arrangements	101

Foreign exchange

Foreign exchange gains recognised in the income statement during the year amounted to £1 million.

Notes to the consolidated financial statements continued

5. Profit before taxation (continued)

Audit fees

An analysis of auditor’s remuneration is as follows:

2018 £m
Fees payable to the Company’s auditor for the audit of the Company’s annual accounts	3.5
Fees payable to the Company’s auditor for the audit of the Company’s subsidiaries	0.5
Total audit fees	4.0

Audit-related services	0.7
Taxation services	0.1
Other assurance services	0.2
Other advisory services	3.2
Total non-audit fees	4.2

Other assurance services principally relate to assurance procedures performed on Group billing systems and The Bigger Picture assurance.

Deloitte Germany and Deloitte Italy provided technology consulting and advisory services to Sky Deutschland and Sky Italia during the year. The total fees for these services were £3.2 million. Total non-audit fees excluding non-audit fees incurred as a consequence of offers for the Company were £3.8 million.

6. Employee benefits and key management compensation

a) Group employee benefits

2018 £m
Wages and salaries	1,306
Social security costs	184
Costs of employee share option schemes[1]	94
Contributions to the Group’s pension schemes[2]	48
1,632

1	£94 million relates to equity-settled share-based payments.
2

The Group operates defined contribution pension schemes. The pension charge for the year represents the cost of contributions payable by the Group to the schemes during the year. The amount payable to the schemes by the Group at 30 June 2018 was £7 million.

The average monthly number of full-time equivalent persons (including temporary employees) employed by the Group during the year was as follows:

2018 Number
Channels and services	5,684
Customer service, sales and marketing	16,242
Transmission and technology	4,497
Management and administration	2,504
28,927

There are approximately 1,476 temporary staff included within the average number of full-time equivalent persons employed by the Group.

b) Key management compensation (see note 28d)

2018 £m
Short-term employee benefits	6
Share-based payments	9
15

Post-employment benefits were less than £1 million. The amounts disclosed for key management compensation are included within the disclosures in note 6(a).

7. Taxation

a) Taxation recognised in the income statement

2018 £m
Current tax expense
Current year – UK	142
Adjustment in respect of prior years – UK	(4)
Current year – overseas	21
Adjustment in respect of prior years – overseas	(2)
Total current tax charge	157

Deferred tax expense
Origination and reversal of temporary differences – UK	22
Adjustment in respect of prior years – UK	(5)
Origination and reversal of temporary differences – overseas	(59)
Adjustment in respect of prior years – overseas	(66)
Total deferred tax credit	(108)

Taxation	49

b) Taxation recognised directly in equity

2018 £m
Current tax credit relating to share-based payments	(6)
Deferred tax credit relating to share-based payments	(13)
Deferred tax credit relating to cash flow hedges	(25)
(44)

c) Reconciliation of effective tax rate

The tax expense for the year is lower than the expense that would have been charged using the statutory rate of corporation tax in the UK (19.0%) applied to profit before tax. The differences are explained below:

2018 £m
Profit before tax:	864
Profit before tax multiplied by rate of corporation tax in the UK of 19.0%	164

Effects of:
Different statutory tax rates of overseas jurisdictions	(17)
Disposal of Group investments	(10)
Net effect of other non-taxable/non-deductible items	(15)
Effect of tax rate changes	4
Adjustments in respect of prior years	(77)
Taxation	49

8. Earnings per share

The weighted average number of shares for the year was:

2018 Millions of shares
Ordinary shares	1,719
ESOP trust ordinary shares	(3)
Basic shares	1,716

Dilutive ordinary shares from share options	11
Diluted shares	1,727

There are no share options which could potentially dilute earnings per share in the future but which have been excluded from the calculation of diluted earnings per share as they are anti-dilutive in the year.

Notes to the consolidated financial statements continued

8. Earnings per share (continued)

Basic and diluted earnings per share are calculated by dividing the profit for the year attributable to equity shareholders of the parent company by the weighted average number of shares for the year.

2018 £m
Profit attributable to equity shareholders of the parent company	815

2018 pence
Earnings per share from profit for the year
Basic	47.5p
Diluted	47.2p

9. Dividends

2018 £m
Dividends declared and paid during the year
2018 Special dividend paid: 10.00p per ordinary share	172
2018 Interim dividend paid: 13.06p per ordinary share	224
396

As the 21st Century Fox Offer had not become effective at 31 December 2017, and in accordance with the terms of the offer, a special dividend was paid on 9 February 2018.

Dividends are paid between Group companies out of profits available for distribution subject to, inter alia, the provisions of the companies’ articles of association and the Companies Act 2006. The ESOP has waived its rights to dividends.

10. Goodwill

£m
Carrying value
At 1 July 2017	4,930

Foreign exchange movements	16
Other	26
At 30 June 2018	4,972

Goodwill has principally arisen from the Group’s purchases of Sky Deutschland, Sky Italia, British Interactive Broadcasting (‘BiB’), Easynet’s UK broadband network assets and residential activities, 365 Media’s content activities, Amstrad, Living TV, The Cloud and the O2 consumer broadband and fixed-line telephony business.

Goodwill, allocated by cash generating unit, is analysed as follows:

2018 £m
UK and Ireland[1]	936
Germany and Austria[2]	3,213
Italy[3]	823
4,972

Impairment reviews were performed on these goodwill balances at 30 June 2018, which did not indicate impairment.

Recoverable amounts for each of the cash generating units (‘CGUs’) were calculated on the basis of value in use, using cash flows calculated for the next four years as forecast by management. In order to extrapolate cash flow projections beyond this period:

•	A growth rate of 2% for subsequent years was applied to the UK and Ireland CGU;

•	An initial growth rate of 20% for the four years beyond our plan period, declining to 2% for subsequent years, was applied to the Germany and Austria CGU; and

•

An initial growth rate of 20% for the four years beyond our plan period, declining to 2% for subsequent years, was applied to the planned Italian broadband triple-play service and a growth rate of 2% for subsequent years for the remainder of the Italy CGU.

The growth rates selected were based on an extrapolation of trends included within management forecasts and on historical growth rates observed by the Group for similar products and/or in similar markets. The approach with respect to growth rates has been updated in the current year to reflect our business plans and expected medium-term penetration of the market in the Germany and Austria CGU and expected medium-term growth following the launch of the Italian broadband triple-play service in the Italy CGU.

The cash flows of the UK and Ireland CGU were discounted using a pre-tax discount rate of 8%, the cash flows of the Germany and Austria CGU were discounted using a pre-tax discount rate of 8% and the cash flows of the Italy CGU were discounted using a pre-tax discount rate of 9%.

In determining the applicable discount rate, management applied judgement in respect of several factors, which included, inter alia: assessing the risk attached to future cash flows and making reference to the capital asset pricing model (the ‘CAPM’). Management gave consideration to the selection of appropriate inputs to the CAPM, which included the risk free rate, the equity risk premium and a measure of systematic risk. Management also considered capital structure and an appropriate cost of debt in arriving at the discount rate.

The key assumptions used to calculate the value in use for each unit include the discount rate, the growth rate used to extrapolate cash flow projections and forecast cash flows. The metrics on which the forecast cash flows of each unit were derived include the number of gross customer additions, the rate of churn, the average revenue per customer, levels of programming spend, acquisition costs per customer and anticipated changes in the product mix and marketing mix of the business activities. The values assigned to each of these were determined based on the extrapolation of historical trends within the Group, and external information on expected future trends in the entertainment and communications industry in each territory.

Sensitivity analysis

Changing of the key assumptions selected by management, in particular the discount rate, forecast cash flows and the growth rate used to extrapolate cash flow projections, could significantly affect the Group’s impairment evaluation and hence reported assets and profits or losses.

Other than as disclosed below, management believes that no reasonably possible change in any of these key assumptions would cause the carrying value of any CGU to exceed its recoverable amount.

The following changes to key assumptions used in the impairment review would, in isolation, lead to the recoverable amount being equal to the carrying value as at 30 June 2018. For the Germany and Austria CGU, (i) the discount rate would need to increase from 8% to 10%; (ii) the cash flows would need to decrease by 26% in each year; or (iii) the initial growth rate used to extrapolate those cash flow projections would need to decline from 20% to 10%. For the Italy CGU, (i) the discount rate would need to increase from 9% to 12%; or (ii) the cash flows would need to decrease by 26% in each year.

1. UK and Ireland

The UK and Ireland unit includes goodwill arising from the purchase of BiB, Easynet’s UK broadband network assets and residential activities, 365 Media’s content activities, Amstrad, Living TV, The Cloud and the O2 consumer broadband and fixed-line telephony business. The UK and Ireland unit includes intangibles with indefinite lives of £31 million.

2. Germany and Austria

The Germany and Austria unit includes goodwill arising from the purchase of Sky Deutschland.

3. Italy

The Italy unit includes goodwill arising from the purchase of Sky Italia. The Italy unit includes intangibles with indefinite lives of £580 million.

Notes to the consolidated financial statements continued

11. Intangible assets

	Trademarks £m	Internally generated intangible assets £m	Software development (external) and software licences £m	Customer contracts and related customer relationships £m	Other intangible assets £m	Internally generated intangible assets not yet available for use £m	Acquired intangible assets not yet available for use £m	Total £m
Cost
At 1 July 2017	573	947	854	3,654	592	121	287	7,028

Additions from business combinations	—	—	—	3	—	—	—	3
Additions	—	107	106	—	53	200	104	570
Disposals	—	(26)	(13)	—	(7)	(6)	(7)	(59)
Transfers	—	108	113	—	1	(108)	(114)	—
Foreign exchange movements	7	—	1	17	—	—	—	25
At 30 June 2018	580	1,136	1,061	3,674	639	207	270	7,567

Amortisation
At 1 July 2017	6	475	517	924	480	—	—	2,402

Amortisation	—	166	145	236	71	—	—	618
Disposals	—	(26)	(13)	—	(7)	(6)	—	(52)
Impairments	—	4	9	—	—	6	—	19
Foreign exchange movements	—	—	2	47	—	—	—	49
At 30 June 2018	6	619	660	1,207	544	—	—	3,036

Carrying amounts
At 1 July 2017	567	472	337	2,730	112	121	287	4,626
At 30 June 2018	574	517	401	2,467	95	207	270	4,531

The estimated future amortisation charge on intangible assets with finite lives for each of the next five years is set out below. It is likely that future amortisation will vary from the figures below as the estimate does not include the impact of any future investments, disposals or capital expenditure.

Year ending 30 June	2019 £m	2020 £m	2021 £m	2022 £m	2023 £m
Estimated amortisation charge	594	489	417	342	293

Within intangible assets there are certain assets with indefinite useful lives. The carrying value of these assets is £611 million.

The Group’s internally generated intangible assets relate principally to software development associated with our customer management systems and set-top boxes. The Group’s other intangible assets mainly include copyright licences and connection fees.

As part of the acquisition of Sky Italia the Group acquired the rights to use trademarks in certain territories. The rights to use trademarks in certain territories are considered to have indefinite lives because the Group has the intention and ability to consume these rights over an indefinite period. An impairment review of the assets is performed annually as part of the Group’s impairment reviews of its CGUs (see note 10).

Included within customer contracts and related customer relationships are intangible assets with a net book value of £1,439 million and a remaining useful life of 12 years relating to the acquired customer base in Germany and Austria and intangible assets with a net book value of £953 million and a remaining useful life of 12 years relating to the acquired customer base in Italy.

12. Property, plant and equipment

	Freehold land and buildings[2] £m	Leasehold improvements £m	Equipment, furniture and fixtures £m	Owned set-top boxes £m	Assets not yet available for use £m	Total[1] £m
Cost
At 1 July 2017	653	99	1,970	934	240	3,896

Additions	4	17	66	48	568	703
Disposals	(2)	(17)	(35)	(278)	—	(332)
Transfers	31	5	118	465	(619)	—
Foreign exchange movements	—	—	1	4	—	5
At 30 June 2018	686	104	2,120	1,173	189	4,272

Depreciation
At 1 July 2017	84	47	1,221	271	—	1,623

Depreciation	14	9	172	201	—	396
Impairments	—	—	6	8	—	14
Disposals	(2)	(17)	(34)	(259)	—	(312)
Foreign exchange movements	—	—	—	3	—	3
At 30 June 2018	96	39	1,365	224	—	1,724

Carrying amounts
At 1 July 2017	569	52	749	663	240	2,273
At 30 June 2018	590	65	755	949	189	2,548

1

The amounts shown include assets held under finance leases with a net book value of £15 million. The cost of these assets was £41 million and the accumulated depreciation was £26 million. Depreciation charged during the year on such assets was £4 million.

2	Depreciation was not charged on £88 million of land.

13. Investments in joint ventures and associates

The movement in joint ventures and associates during the year was as follows:

2018 £m
Share of net assets:
At 1 July	116
Movement in net assets
– Funding	8
– Dividends received	(131)
– Share of profits	56
– Disposal of joint ventures and associates	(7)
At 30 June	42

The aggregate carrying amount of the investments in joint ventures and associates that are not individually material for the Group is £42 million as at 30 June 2018. The Group’s share of any capital commitments and contingent liabilities of associates and joint ventures is shown within the totals in note 26.

Notes to the consolidated financial statements continued

13. Investments in joint ventures and associates (continued)

a) Investments in associates

During the year, the Group received a cash distribution of £113 million from Sky Bet, following Sky Bet’s recapitalisation. The distribution was applied to reduce the carrying value of the Group’s investment in Sky Bet to nil, with the excess of £33 million being recognised as income. On 21 April 2018, the Group reached an agreement to dispose of its investment in Sky Bet to The Stars Group Inc., following which the investment was reclassified as a held for sale asset, with a carrying value of nil. The sale of this investment was completed on 10 July 2018 (for further details see note 29).

b) Investments in joint ventures

Representing the Group’s share of each joint venture:

2018 £m
Non-current assets	9
Current assets	80
Current liabilities	(30)
Non-current liabilities	(144)
Shareholders’ deficit	(85)

Revenue	89
Expense	(72)
Taxation	(3)
Share of profit from joint ventures	14

14. Available-for-sale investments

At 30 June 2018 the Group held £117 million of unlisted investments. These investments consist of minority equity stakes in a number of technology and start-up companies.

During 2018, the Group purchased investments in iflix Limited (£8 million) and Fubo TV (£4 million). Other principal investments include Dataxu Inc. During the year, the Group sold its investment in Roku Inc. for an aggregate consideration of £58 million, realising a profit on disposal of £49 million (for further details see note 4).

15. Deferred tax

i) Recognised deferred tax assets (liabilities)

					Share-based	Financial
	Accelerated	Intangibles on		Short-term	payments	instruments
	tax	business		temporary	temporary	temporary
	depreciation	combinations	Tax losses	differences	differences	differences	Total
	£m	£m	£m	£m	£m	£m	£m
At 1 July 2017	(45)	(760)	740	57	53	(23)	22

Credit (charge) to income	10	31	62	23	(22)	8	112
Credit to equity	—	—	—	—	14	28	42
Effect of change in tax rate
– Income	1	(3)	—	—	(1)	(1)	(4)
– Equity	—	—	—	—	(1)	(3)	(4)
Foreign exchange movements	—	(5)	5	—	—	—	—
At 30 June 2018	(34)	(737)	807	80	43	9	168

Deferred tax assets have been recognised at 30 June 2018 on the basis that, from management’s current forecast of the Group’s entities, it is probable that there will be suitable taxable profits against which these assets can be utilised. The carrying value of deferred tax assets in excess of deferred tax liabilities principally arising on the acquisition of Sky Deutschland was £401 million as at 30 June 2018. The majority of the deferred tax asset relates to tax losses in the German and Austrian businesses, which can be carried forward indefinitely.

The Directors have concluded that it is probable that there will be sufficient future taxable profits against which the German and Austrian losses can be utilised, taking into account the Group’s latest available medium term plan, which was considered by the Company’s Board of Directors, and extrapolated beyond the forecast period as disclosed in note 10. The forecast shows that the Group will continue to benefit from the utilisation of the tax losses beyond the initial forecasting period.

For further details regarding this judgement, please refer to the Group’s ‘critical accounting policies and the use of judgement and estimates’ section, contained in note 1.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the periods in which they reverse. The rates enacted or substantively enacted for the relevant periods of reversal are 17.0% from 1 April 2020 in the UK; 27.9% in Italy; and 27.4% in Germany.

Certain deferred tax assets and liabilities have been offset jurisdiction by jurisdiction.

2018 £m
Deferred tax assets	425
Deferred tax liabilities	(257)
168

ii) Unrecognised deferred tax assets

2018 £m
Tax losses arising from trading (gross: £1,641 million)	259
Tax losses arising from capital disposals and provisions against investments (gross: £1,330 million)	226
485

Deferred tax assets have not been recognised in respect of these items because it is not probable that future taxable profits will be available against which the Group can utilise the losses.

At 30 June 2018, a deferred tax asset of £1 million principally arising from UK trading losses in the Group has not been recognised. These losses can only be offset against taxable profits generated in the entities concerned. There is currently insufficient evidence to support the recognition of a deferred tax asset relating to these losses. The UK trading losses can be carried forward indefinitely.

At 30 June 2018, a deferred tax asset of £258 million has not been recognised in respect of overseas trading losses on the basis that it is not probable that these temporary differences will be utilised. These losses include £257 million with respect to the Group’s former investment in KirchPayTV and £1 million with respect to other subsidiaries. The KirchPayTV losses can be carried forward indefinitely.

At 30 June 2018, a deferred tax asset of £223 million has not been recognised in respect of UK capital losses related to the Group’s former investment in KirchPayTV, on the basis that utilisation of these temporary differences is not probable. At 30 June 2018, the Group also has UK capital losses with a tax value estimated to be £3 million including impairment of a football club and other investments, which have not been recognised as a deferred tax asset, on the basis that it is not probable that they will be utilised. The capital losses can be carried forward indefinitely.

Notes to the consolidated financial statements continued

16. Inventories

2018 £m
Television programme rights	1,250
Set-top boxes and related equipment	48
Other inventories	7
Current inventory	1,305

Non-current programme distribution rights	109
Total inventory	1,414

At 30 June 2018, 74% of the television programme rights and 100% of set-top boxes and related equipment and other inventories are expected to be recognised in the income statement within 12 months.

Inventories with a carrying value of £13 million were written-down in the year.

17. Trade and other receivables

2018 £m
Gross trade receivables	588
Less: provision for impairment of receivables	(188)
Net trade receivables	400

Amounts receivable from joint ventures and associates	11
Amounts receivable from other related parties	13
Prepayments	678
Accrued income	553
VAT	2
Other receivables	72
Current trade and other receivables	1,729

Prepayments	11
Amounts receivable from joint ventures and associates	15
Other receivables	19
Non-current trade and other receivables	45

Total trade and other receivables	1,774

Included within current trade and other receivables is nil which is due in more than one year.

The ageing of the Group’s net trade receivables which are past due but not impaired is as follows:

2018 £m
Up to 30 days past due date	59
30 to 60 days past due date	18
60 to 120 days past due date	19
120+ days past due date	3
99

The Directors consider that the carrying amount of trade and other receivables approximates their fair values. The Group is exposed to credit risk on its trade and other receivables, however the Group does not have any significant concentrations of credit risk, with exposure spread over a large number of counterparties and customers. Trade receivables principally comprise amounts outstanding from subscribers, advertisers and other customers.

Provisions for doubtful debts

2018 £m
Balance at beginning of year	120
Amounts utilised	(29)
Provided during the year	97
Balance at end of year	188

18. Trade and other payables

2018 £m
Trade payables	1,907
Amounts owed to joint ventures and associates	23
Amounts owed to other related parties	175
VAT	169
Accruals	1,526
Deferred income	530
Other payables	256
Current trade and other payables	4,586

Trade payables	50
Amounts owed to other related parties	3
Deferred income	54
Other payables	34
Non-current trade and other payables	141

Total trade and other payables	4,727

The Directors consider that the carrying amount of trade and other payables approximates their fair values. Trade payables principally comprise amounts outstanding for programming purchases and ongoing costs.

19. Provisions

			Provided/
	At	Reclassified	(released)	Utilised	Foreign	At
	1 July	during the	during the	during	exchange	30 June
	2017	year	year	the year	movement	2018
	£m	£m	£m	£m	£m	£m
Current liabilities
Restructuring provision[1]	13	—	12	(4)	—	21
Customer-related provisions[2]	38	—	—	(21)	—	17
Other provisions[3]	56	2	45	(14)	—	89
	107	2	57	(39)	—	127

Non-current liabilities
Other provisions	49	(2)	36	(35)	2	50
Employee benefit obligations[4]	34	—	(1)	(2)	—	31
	83	(2)	35	(37)	2	81

1	These provisions relate to costs incurred as part of corporate restructuring and efficiency programmes.
2	These provisions include costs of a programme to replace aged customer equipment.
3

Included in current other provisions are amounts provided for legal disputes, warranty liabilities and onerous contracts for property leases and maintenance. The timing of the cash flows for onerous leases is dependent on the terms of the leases, but is expected to continue up to June 2019.

4	In 2015, the Group acquired employee benefit obligations as part of its acquisitions of Sky Deutschland and Sky Italia. These obligations are described further below.

Employee benefit obligations

	At		At
	1 July	Pension	30 June
	2017	payments	2018
	£m	£m	£m
Sky Deutschland defined benefit obligations	14	—	14
Sky Italia employee benefit obligations	20	(3)	17
	34	(3)	31

Notes to the consolidated financial statements continued

19. Provisions (continued)

a) Sky Deutschland

Sky Deutschland operates unfunded final salary defined benefit pension plans that are not covered by plan assets. These plans were closed to future accrual. The total defined benefit obligation at 30 June 2018 was £14 million. The amount of the pension entitlement depends on the salary of the respective employee at the time of retirement. Employee benefit obligations will be funded out of current and future earnings.

The present value of the obligations was measured using the projected unit credit method applying the following principal assumptions:

•

Actuarial projections (including assumptions about cost-of-living increases, salary increases, etc.) were made to value the future benefits expected to be paid by the post-employment plan in the event of mortality (both during and after employment), disability and early retirement. Seniority and rates of employee turnover as well as salary and benefit levels at the measurement date were also taken into account in projecting future benefits;

•	The average present value at the measurement date has been calculated on the basis of the assumed annual discount rate and the probability of services being rendered;

•	The following specific assumptions have been used:

•	Annual discount rate of 1.91%;

•	Annual growth rate of 2.00%;

•	Annual salary growth rate of 2.50%; and

•	Annual fluctuation rate in employees of 7.00%.

Since there are no plan assets as defined by IAS 19 (revised 2011) and all actuarial gains and losses are recognised when incurred, the present value of the defined benefit obligation of the pension obligations and the obligations similar to pensions is equivalent to the provision recognised on the balance sheet.

Reasonably possible changes to these assumptions would not have a material impact on the provision.

The weighted average maturity of the defined benefit obligation is 19 years as of the balance sheet date.

Expected pension payments in the year to 30 June 2019 are less than £1 million.

b) Sky Italia

Sky Italia’s employee benefit obligations relate to a provision for employee retirement, determined using actuarial techniques (as discussed further below) and regulated by Article 2120 of the Italian Civil Code. These plans were closed to future accrual. The total employee benefit obligation at 30 June 2018 was £17 million. The benefit is paid upon retirement as a lump sum, the amount of which corresponds to the total of the provisions accrued during the employees’ service period based on payroll costs as revalued until retirement. Employee benefit obligations will be funded out of current and future earnings.

The present value of the obligations was measured using the projected unit credit method applying the following principal assumptions:

•

Actuarial projections (including assumptions about cost-of-living increases, salary increases, etc.) were made to value the future benefits expected to be paid by the post-employment plan in the event of mortality (both during and after employment), disability and early retirement. Seniority and rates of employee turnover as well as salary and benefit levels at the measurement date were also taken into account in projecting future benefits;

•	The average present value at the measurement date has been calculated on the basis of the assumed annual discount rate and the probability of services being rendered;

•	The following specific assumptions have been used:

•	Annual discount rate of 0.00%;

•	Annual inflation rate of 1.90%;

•	Annual revaluation rate of 2.93%;

•	Annual fluctuation rate in employees of 5.04%; and

•	Annual mortality rate of 0.21%.

Since there are no plan assets as defined by IAS 19 (revised 2011) and all actuarial gains and losses are recognised when incurred, the present value of the defined benefit obligation of the pension obligations and the obligations similar to pensions is equivalent to the provision recognised on the balance sheet.

Reasonably possible changes to these assumptions would not have a material impact on the provision.

The weighted average maturity of the defined benefit obligation is 15 years as of the balance sheet date.

Expected pension payments in the year to 30 June 2019 are £2 million.

20. Borrowings

2018 £m
Current borrowings
Obligations under finance leases(ii)	9
US$582.8 million of 9.500% Guaranteed Notes repayable in November 2018(i)	438
447

Non-current borrowings
US$750 million of 2.625% Guaranteed Notes repayable in September 2019(i)	561
€600 million of Guaranteed Floating Rate Notes repayable in April 2020(i)	530
£450 million of 2.875% Guaranteed Notes repayable in November 2020(i)	453
€1,500 million of 1.500% Guaranteed Notes repayable in September 2021(i)	1,322
US$800 million of 3.125% Guaranteed Notes repayable in November 2022(i)	603
€850 million of 1.875% Guaranteed Notes repayable in November 2023(i)	749
US$1,250 million of 3.750% Guaranteed Notes repayable in September 2024(i)	942
€500 million of 2.250% Guaranteed Notes repayable in November 2025(i)	440
€1,000 million of 2.500% Guaranteed Notes repayable in September 2026(i)	880
£300 million of 6.000% Guaranteed Notes repayable in May 2027(i)	297
£300 million of 4.000% Guaranteed Notes repayable in November 2029(i)	298
€400 million of 2.750% Guaranteed Notes repayable in November 2029(i)	351
US$350 million of 6.500% Guaranteed Notes repayable in October 2035(i)	261
Obligations under finance leases(ii)	67
7,754

(i) Guaranteed Notes

At 30 June 2018, the Group had in issue the following Guaranteed fixed and floating rate notes, which were issued by the Company:

		Interest Rate Hedging		Hedged Interest Rates
	Hedged Value* £m	Fixed £m	Floating £m	Fixed	Floating
US$582.8 million of 9.500% Guaranteed Notes repayable in November 2018	389	260	129	7.091%	6m LIBOR +5.542%
£450 million of 2.875% Guaranteed Notes repayable in November 2020	450	—	450	—	3m LIBOR +1.230%
€500 million of 2.250% Guaranteed Notes repayable in November 2025	356	356	—	3.721%	—
	1,195	616	579

		Interest Rate Hedging		Hedged Interest Rates
	Hedged Value* €m	Fixed €m	Floating €m	Fixed	Floating
US$750 million of 2.625% Guaranteed Notes repayable in September 2019	581	—	581	—	3m EURIBOR +0.656%
€600 million of Guaranteed Floating Rate Notes repayable in April 2020	600	—	600	—	3m EURIBOR +0.750%
€1,500 million of 1.500% Guaranteed Notes repayable in September 2021	1,500	1,500	—	1.500%	—
US$800 million of 3.125% Guaranteed Notes repayable in November 2022	689	689	—	2.118%	—
€850 million of 1.875% Guaranteed Notes repayable in November 2023	850	850	—	1.875%	—
US$1,250 million of 3.750% Guaranteed Notes repayable in September 2024	969	969	—	2.187%	—
€1,000 million of 2.500% Guaranteed Notes repayable in September 2026	1,000	1,000	—	2.500%	—
£300 million of 6.000% Guaranteed Notes repayable in May 2027	411	411	—	5.006%	—
£300 million of 4.000% Guaranteed Notes repayable in November 2029	399	399	—	3.122%	—
€400 million of 2.750% Guaranteed Notes repayable in November 2029	400	400	—	2.750%	—
	7,399	6,218	1,181

Notes to the consolidated financial statements continued

20. Borrowings (continued)

At 30 June 2018, the Group had in issue the following Guaranteed Notes, which were issued by Sky Group Finance plc:

	Hedged Value* £m	Interest Rate Hedging	Hedged Interest Rates
		Fixed £m	Fixed
US$350 million of 6.500% Guaranteed Notes repayable in October 2035	200	200	5.864%
	200	200

*	Hedged value is the final redemption value including any hedging

The Group has a Global Medium-Term Note Programme (the ‘Programme’), which provides the Group with a standardised documentation platform for senior debt issuance of up to £5 billion in the major global bond markets. The €500 million of 2.250% Guaranteed Notes maturing in November 2025 and the £300 million of 6.000% Guaranteed Notes maturing in May 2027 have been issued under this Programme.

(ii) Finance leases

The minimum lease payments under finance leases fall due as follows:

2018 £m
Within one year	9
Between one and five years	39
After five years	28
Present value of finance lease liabilities	76

Within one year	1
Between one and five years	15
After five years	33
Future finance charges on finance lease liabilities	49

Within one year	10
Between one and five years	54
After five years	61
Minimum lease payments of finance lease liabilities	125

The main obligations under finance leases are in relation to:

(a)

finance arrangements in connection with the broadband network infrastructure. During the year, repayments of £8 million were made against the lease. A proportion of these payments have been allocated against the capital outstanding. The lease bears interest at a rate of 11.1% and expires in November 2039.

(b)

finance arrangements in connection with the contact centre in Dunfermline. During the year, repayments of £2 million were made against the lease. A proportion of these payments have been allocated against the capital amount outstanding. The lease bears interest at a rate of 8.5% and expires in September 2020.

(c)

finance arrangements in connection with IT equipment. During the year repayments of nil were made against the lease. The lease bears interest at a rate of between 1.45% and 1.78% and expires in September 2021.

(iii) Revolving credit facility

The Group has a £1 billion RCF with a maturity date of 30 November 2021, syndicated across 15 counterparty banks, each with a minimum credit rating of ‘Baa2’ or equivalent from Standard & Poor’s. At 30 June 2018, the RCF was undrawn.

The Group is subject to two financial covenants under the RCF, a maximum leverage ratio and a minimum interest cover ratio, which are tested at the end of each six-monthly period. The key financial covenants are the ratio of Net Debt to EBITDA (as defined in the loan agreements) and EBITDA to Net Interest Payable (as defined in the loan agreements). Net Debt, EBITDA and Net Interest Payable, as defined for covenant purposes, are non-IFRS financial measures and are used to calculate and monitor the Group’s compliance with the financial covenants. Net Debt to EBITDA must be no more than 4.00:1 and EBITDA to Net Interest Payable must be at least 3.50:1. The Group was in compliance with these covenants for all periods presented.

(iv) Guarantees

The following guarantees are in place relating to the Group’s borrowings: (a) Sky UK Limited, Sky Subscribers Services Limited, Sky Group Finance plc, Sky Telecommunications Services Limited and Sky CP Limited have given joint and several guarantees in relation to the Company’s £1 billion RCF and the outstanding Guaranteed Fixed and Floating Rate Notes issued by the Company; and (b) the Company, Sky UK Limited, Sky Subscribers Services Limited, Sky Telecommunications Services Limited and Sky CP Limited have given joint and several guarantees in relation to the outstanding Guaranteed Notes issued by Sky Group Finance plc.

(v) Mobile handset financing

During the year, the Group entered into a securitisation facility with a third party for the sale of mobile handset receivables. The Group does not have control over the securitisation entity, and has transferred substantially all the risks and rewards of the receivables. As a result, the receivables have been derecognised and the securitisation entity is not consolidated within the Group’s financial statements, such that the transfer of handset receivables is treated as a sale. Sales of mobile handset receivables resulted in proceeds of £86 million being recognised in cash flows from operating activities and associated costs of £11 million being recognised in financing costs in the year.

The securitisation entity was set up for the purpose of financing the purchase of mobile handset receivables from the Group. It is funded through the issue of two tranches of debt and a quasi-equity cash investment from the entity’s control party. The debt comprises a senior tranche that is issued to a bank and the other, a junior tranche, which is issued to the Group.

The senior debt is funded by the bank’s conduit, which in turn secures its funding in the commercial paper market. The Group receives a fixed rate of interest on its junior tranche, which is subordinated below the senior tranche but above the control party’s investment and the entity’s reserves.

Notes to the consolidated financial statements continued

20. Borrowings (continued)

The carrying value of the Group’s investment in junior debt issued by the securitisation entity was £19 million, which is included within trade and other receivables. The carrying value represents the maximum exposure to losses in the unconsolidated entity, in the event that the receivables performed materially worse than anticipated. The Group acts as servicing agent to the securitisation entity and impairment risk associated with this investment is mitigated to the extent that performance in the collection of the receivables is in line with expectations. No impairment losses on the junior debt were recognised by the Group during the year. The Group has no future obligation to repurchase the receivables sold to the entity, or provide other financial support and/or liquidity to the entity.

In the current year, the Group sold £142 million of receivables to the securitisation entity, received less than £1 million in interest on its junior debt and received less than £1 million in fees for acting as the servicing agent for the securitisation entity’s receivables.

(vi) Net debt

			Non-cash movements
	At 1 July 2017 £m	Cash Movements £m	Transfers £m	Foreign Exchange Movement £m	Fair Value Changes & other £m	As at 30 June 2018 £m
Current borrowings	974	(937)	450	(47)	7	447
Non-current borrowings	8,207	—	(450)	(18)	15	7,754
Borrowings-related derivative financial instruments	(470)	147	—	107	106	(110)
Gross debt	8,711	(790)	—	42	128	8,091

Cash and cash equivalents	(2,200)	586	—	(8)	—	(1,622)
Short-term deposits	(300)	300	—	—	—	—
Net debt	6,211	96	—	34	128	6,469

21. Derivatives and other financial instruments

Set out below are the derivative financial instruments entered into by the Group to manage its interest rate and foreign exchange risks.

	2018
	Asset		Liability
	Fair Value £m	Notional £m	Fair Value £m	Notional £m
Fair value hedges
Interest rate swaps	14	450	—	—
Cross-currency swaps	102	466	—	—

Cash flow hedges
Cross-currency swaps	327	1,798	—	—
Forward foreign exchange contracts	44	1,634	(42)	1,639

Net investment hedges
Cross-currency swaps	—	—	(398)	2,344

Derivatives not in a formal hedge relationship
Cross-currency swaps	63	425	—	—
Forward foreign exchange contracts	2	356	(5)	718
Interest rate swaps	3	441	(1)	260
Embedded derivative	—	—	(4)	49

Total	555	5,570	(450)	5,010

The maturity of the derivative financial instruments is as follows:

	2018
	Asset £m	Liability £m
In one year or less	78	(20)
Between one and two years	114	(64)
Between two and five years	91	(135)
In more than five years	272	(231)
Total	555	(450)

The fair value of the Group’s debt-related derivative portfolio at 30 June 2018 was a £110 million net asset with notional principal amounts totalling £6,184 million. This comprised: net assets of £327 million designated as cash flow hedges, net assets of £116 million designated as fair value hedges, net liabilities of £398 million designated as net investment hedges and net assets of £65 million not designated in a formal hedge relationship.

Hedge accounting classification and impact

The Group designated certain interest rate swaps as fair value hedges of interest rate risk and cross-currency swaps as fair value hedges of interest rate risk and foreign exchange risk, representing 15% of the total debt related derivative portfolio. Movements in the fair value of the hedged items are taken to the income statement and are offset by movements in the fair value of the hedging instruments, to the extent that hedge accounting is achieved.

The Group designated certain fixed rate cross-currency swaps as cash flow hedges, representing 29% of the total debt related derivative portfolio. As such, the effective portion of the gain or loss on these contracts is reported as a separate component of the hedging reserve, and is then reclassified to the income statement in the same periods that the forecast transactions affect the income statement. Cash flows on the swaps occur semi-annually up to and inclusive of the relevant bond maturity disclosed in note 20. During the current year, losses of £64 million were removed from the hedging reserve and debited to finance costs in the income statement principally to offset the currency translation movements in the underlying hedged debt.

The Group designated certain cross-currency swaps as net investment hedges, representing 38% of the total debt related derivative portfolio. Exchange differences arising from the translation of the net investment in foreign operations are recognised directly in equity. Gains and losses on those hedging instruments (which include bonds and cross-currency swaps) designated as hedges of the net investments in foreign operations are recognised in equity to the extent that the hedging relationship is effective; these amounts are as stated in the statement of comprehensive income. Gains and losses relating to hedge ineffectiveness are recognised immediately in the income statement for the period. Gains and losses accumulated in the foreign currency translation reserve are included in the income statement when the foreign operation is disposed of.

The Group designates certain forward foreign exchange contracts as cash flow hedges of forecast foreign currency sales and purchases. Gains or losses are released from the hedging reserve and included in the income statement when the related hedged items are recognised in the income statement or in the initial cost or other carrying amount of the non-financial asset or liability on the balance sheet, again being recognised in the income statement in the same periods as the related hedged items. If forecast transactions are no longer expected to occur, any amounts included in the hedging reserve related to that forecast transaction would be recognised directly in the income statement. During the current year, losses of £60 million were removed from the hedging reserve and debited to finance charges principally to offset the currency translation movements in the underlying hedged debt. Gains of £27 million were removed from the hedging reserve and credited to inventories in the balance sheet and gains of £47 million were removed from the hedging reserve and credited to property, plant and equipment in the balance sheet. Losses of £3 million were removed from the hedging reserve and debited against intangibles in the balance sheet. Losses of £4 million were removed from the hedging reserve and debited against revenue in the income statement.

Hedge effectiveness testing is performed quarterly using the dollar-offset approach. The actual movement in the hedging items is compared with the movement in the valuation of the hypothetically perfect hedge of the underlying risk at inception, and any ineffectiveness is recognised directly in the income statement. For fair value hedges, ineffectiveness of less than £1 million was recognised in the income statement during the current year. For cash flow hedges, ineffectiveness of less than £1 million was recognised in the income statement during the current year. For net investment hedges, ineffectiveness of nil was recognised in the income statement during the current year.

A hedge relationship is deemed to be effective if the ratio of changes in valuation of the underlying hedged item and the hedging instrument is within the range of 80% to 125%. Any relationship which has a ratio outside this range is deemed to be ineffective, at which point hedge accounting is suspended. During the year ended 30 June 2018, there was one instance in which the hedge relationship was not highly effective.

Notes to the consolidated financial statements continued

21. Derivatives and other financial instruments (continued)

Financial instruments

(a) Carrying value and fair value

The accounting classification of each class of the Group’s financial assets and financial liabilities, together with their fair values, is as follows:

	Available- for-sale £m	Derivatives deemed held for trading £m	Derivatives in hedging relationships £m	Loans and receivables £m	Other liabilities £m	Total carrying value £m	Total fair value £m
At 30 June 2018
Quoted bond debt	—	—	—	—	(8,125)	(8,125)	(8,584)
Derivative financial instruments	—	58	47	—	—	105	105
Trade and other payables	—	—	—	—	(3,887)	(3,887)	(3,887)
Provisions	—	—	—	—	(143)	(143)	(143)
Obligations under finance leases and other borrowings	—	—	—	—	(76)	(76)	(76)
Available-for-sale investments	117	—	—	—	—	117	117
Trade and other receivables	—	—		1,031	—	1,031	1,031
Cash and cash equivalents	—	—	—	1,622	—	1,622	1,622

The fair values of financial assets and financial liabilities are determined as follows:

•

The fair value of financial assets and financial liabilities (which includes our quoted bond debt), with standard terms and conditions and which are traded on active liquid markets is determined with reference to quoted market prices based on level 1 of the fair value hierarchy. The fair value of other financial assets and financial liabilities (excluding derivative instruments) is determined in accordance with generally accepted pricing models based on discounted cash flow analysis using prices from observable current market transactions and dealer quotes for similar instruments;

•	Foreign currency forward contracts are measured using quoted forward exchange rates and yield curves derived from quoted interest rates matching maturities of the contracts;

•	Interest rate and cross-currency swaps are measured at the present value of future cash flows estimated and discounted based on the applicable yield curves derived from quoted interest rates; and

•

The fair value of obligations under finance leases and other borrowings is estimated by discounting the future cash flows to net present value. The fair value of short-term deposits and cash and cash equivalents is equivalent to carrying value due to the short-term nature of these instruments.

The differences between carrying values and fair values reflect unrealised gains or losses inherent in the financial instruments, based on valuations as at 30 June 2018. The volatile nature of the markets means that values at any subsequent date could be significantly different from the values reported above.

Cash and cash equivalents classified as held to maturity investments comprise money market deposits which have maturity dates of less than three months from inception. Money market deposits, enhanced return investments and tri-party repurchase agreements which have maturity greater than three months from inception are classified as short-term deposits. Cash and cash equivalents classified as loans and receivables mainly comprise investments in AAAm rated money market funds which can be withdrawn without notice.

(b) Fair value hierarchy

The following table categorises the Group’s financial instruments which are held at fair value into one of three levels to reflect the degree to which observable inputs are used in determining their fair values:

	Fair value £m	Level 1 £m	Level 2 £m	Level 3 £m
At 30 June 2018
Financial assets
Available-for-sale financial instruments
Other investments	117	—	—	117
Financial assets at fair value through profit or loss
Interest rate swaps	17	—	17	—
Cross-currency swaps	492	—	492	—
Forward foreign exchange contracts	46	—	46	—
Total	672	—	555	117

Financial liabilities
Financial liabilities at fair value through profit or loss
Interest rate swaps	(1)	—	(1)	—
Cross-currency swaps	(398)	—	(398)	—
Forward foreign exchange contracts	(47)	—	(47)	—
Embedded derivative	(4)	—	(4)	—
Total	(450)	—	(450)	—

Level 1

Fair values measured using quoted prices (unadjusted) in active markets for identical assets or liabilities, including shares in listed entities.

Level 2

Fair values measured using inputs, other than quoted prices included within Level 1, that are observable for the asset or liability either directly or indirectly. Derivative financial instrument fair values are present values determined from future cash flows discounted at rates derived from market source data.

Level 3

Fair values measured using inputs for the asset or liability that are not based on observable market data. All of the Group’s unlisted available-for-sale financial assets are held at fair value and are categorised as Level 3 in the fair value hierarchy.

Notes to the consolidated financial statements continued

22. Financial risk management

Group Treasury activity

The Group’s Treasury function is responsible for raising finance for the Group’s operations, together with associated liquidity management and management of foreign exchange, interest rate and credit risks. Treasury operations are conducted within a framework of policies and guidelines authorised and reviewed annually by both the Audit Committee and the Board, which receive regular updates of Treasury activity. Derivative instruments are transacted for risk management purposes only. It is the Group’s policy that all hedging is to cover known risks and no speculative trading is undertaken. Regular and frequent reporting to management is required for all transactions and exposures, and the internal control environment is subject to periodic review by the Group’s internal audit team.

The Group’s principal market risks are exposures to changes in interest rates and foreign exchange rates, which arise both from the Group’s sources of finance and its operations. Following evaluation of those market risks, the Group selectively enters into derivative financial instruments to manage these exposures. The principal instruments currently used are interest rate swaps to hedge interest rate risks, and cross-currency swaps and forward foreign exchange contracts to hedge transactional and translational currency exposures.

Interest rate risk

The Group has financial exposures to UK, Euro and US interest rates, arising primarily from the Group’s long-term bonds and other borrowings. The Group’s hedging policy requires that between 50% and 85% of borrowings are held at fixed rates. This is achieved by issuing fixed rate bonds or floating rate notes and then using interest rate swaps to adjust the balance between fixed and floating rate debt. The Group’s bank debt is at floating rates, and, if drawn, would mean that the mix of fixed and floating rate debt would fluctuate and would therefore be managed to ensure compliance with the Group’s hedging policy. At 30 June 2018, 80% of borrowings were held at fixed rates after hedging.

The Group uses derivatives to convert all of its US dollar-denominated debt and associated interest rate obligations to pounds sterling or euros (see section on foreign exchange risk for further detail). At 30 June 2018, the Group had no net US dollar denominated interest rate exposure on its borrowings.

The Group designates certain interest rate swaps as hedges of interest rate risk and certain cross-currency swaps as fair value hedges of both interest rate risk and currency risk. Movements in the fair value of the hedged exposure are taken to the income statement and are offset by movements in the fair value of the hedging instruments, which are also taken to the income statement. Any hedge ineffectiveness is recognised directly in the income statement. In the year ended 30 June 2018, this amounted to less than £1 million.

At 30 June 2018, the Group’s annual finance costs would increase or decrease by less than £1 million for a one-notch downgrade or upgrade in credit rating assuming the RCF remains undrawn.

Interest rate sensitivity

The sensitivity analyses below have been determined based on the exposure to interest rates for both derivative and non-derivative financial instruments at the balance sheet date. For floating rate liabilities, the analysis is prepared assuming the amount of liability outstanding at the balance sheet date is outstanding for the whole year.

For each one hundred basis point rise or fall in interest rates, and if all other variables were held constant at 30 June 2018:

•	The Group’s profit for the year ended 30 June 2018 would increase or decrease by £30 million.

•	Other equity reserves would decrease or increase by £15 million, arising from movements in cash flow hedges.

A one hundred basis point rise or fall in interest rates represents a large but realistic movement which can easily be multiplied to give sensitivities at different interest rates.

The sensitivity analyses provided are hypothetical only and should be used with caution as the impacts provided are not necessarily indicative of the actual impacts that would be experienced because the Group’s actual exposure to market rates changes as the Group’s portfolio of debt, cash and foreign currency contracts changes. In addition, the effect of a change in a particular market variable on fair values or cash flows is calculated without considering interrelationships between the various market rates or mitigating actions that would be taken by the Group. The changes in valuations are estimates of the impact of changes in market variables and are not a prediction of future events or anticipated gains or losses.

Foreign exchange risk

A combination of cross-currency and interest rate swap arrangements is used to convert the Group’s debt and associated interest rate obligations to pounds sterling or euros, at fixed exchange rates. At 30 June 2018, the split of the Group’s aggregate borrowings into their core currencies was US dollar 34%, euros 52% and pounds sterling 14%. At 30 June 2018, 18% of the Group’s long-term borrowings, after the impact of derivatives, are denominated in pounds sterling and 82% in euros.

The Group is exposed to currency translation on the consolidation of its foreign operations. It uses certain borrowings and derivative instruments to hedge its net investments in these subsidiaries.

The majority of the Group’s revenues and operating expenses are denominated in pounds sterling. In the current year, approximately 36% of operating expenses (£4,559 million) were denominated in euros and approximately 9% of operating expenses (£1,070 million) were denominated in US dollars. In the current year, approximately 38% of revenues (£5,124 million) were denominated in euros.

Following the acquisitions of Sky Deutschland and Sky Italia, the Group Treasury function hedges the foreign currency exposure of its foreign subsidiaries into its functional currency. In all territories the US dollar expense relates mainly to the Group’s programming contracts with US suppliers, together with US dollar-denominated set-top box costs. In the UK the euro revenues primarily relate to subscribers located in Ireland. The UK’s exposure to euro-denominated revenue is offset to a certain extent by euro-denominated costs, related mainly to certain transponder costs and euro financing costs on its borrowings; the net position being a euro surplus.

The Group hedges currency exposures on US dollar denominated highly probable cash flows by using forward foreign exchange contracts purchased up to five years ahead of the cash flow and currently does not hedge transactional euro exposures arising in the UK.

It is the Group’s policy that all US dollar foreign currency exposures are substantially hedged in advance of the year in which they occur.

At 30 June 2018, the Group had purchased forward foreign exchange contracts representing:

•	Approximately 88% of US dollar-denominated costs falling due within one year, and on a declining basis across five-year planning horizon are hedged via:

•	Outstanding commitments to purchase, in aggregate, US$2,661 million at an average rate of US$1.36 to £1.00.

•	Outstanding commitments to purchase, in aggregate, US$1,706 million at an average rate of US$1.22 to €1.00.

•	In respect of the UK legacy euro hedging programme and to hedge current balance sheet exposures:

•	Outstanding commitments to sell, in aggregate, €726 million at an average rate of €1.14 to £1.00.

•	Outstanding commitments to purchase, in aggregate, €335 million at an average rate of €1.13 to £1.00.

•	In respect of the Group’s European subsidiaries to hedge their material non-functional currency exposures:

•	Outstanding commitment to purchase, in aggregate, £65 million at an average rate of £0.87 to €1.00.

No forward foreign exchange contracts fall due beyond five years.

The Group designates the following as cash flow hedges for hedge accounting purposes:

•	Forward foreign exchange contracts

•	Cross-currency swaps where interest on both legs is at a fixed interest rate.

As such, the effective portion of the gain or loss on these contracts is reported as a component of the hedging reserve, outside the income statement, and is then reclassified to the income statement in the same periods that the forecast transactions affect the income statement. Ineffectiveness of less than £1 million was recognised in the income statement during the year.

A combination of US dollar denominated interest rate and US dollar/pound sterling cross-currency swaps is used to convert fixed dollar denominated debt to floating sterling denominated debt. The interest rate swaps are designated as fair value hedges. The associated cross-currency swaps are not designated as hedging instruments for hedge accounting purposes and, as such, movements in their value are recorded directly in the income statement.

Foreign exchange sensitivity

The following analysis details the Group’s sensitivity to movements in pounds sterling and euros against those currencies in which it has significant transactions. The sensitivity analysis includes foreign currency denominated assets and liabilities at the balance sheet date and outstanding foreign currency denominated financial instruments and adjusts their translation at the period end for a 25% change in foreign currency rates.

A 25% strengthening in pounds sterling against the US dollar would have the effect of decreasing profit by £11 million, none of which relates to non-cash movements in the valuation of derivatives. The same strengthening would have an adverse impact on other equity of £366 million.

A 25% weakening in pounds sterling against the US dollar would have the effect of increasing profit by £19 million, none of which relates to non-cash movements in the valuation of derivatives. The same weakening would have a beneficial impact on other equity of £611 million.

A 25% strengthening in pounds sterling against the euro would have the effect of increasing profit by £63 million of which gains of £73 million relate to non-cash movements in the valuation of derivatives. The same strengthening would have a beneficial impact on other equity of £17 million.

A 25% weakening in pounds sterling against the euro would have the effect of decreasing profit by £108 million of which losses of £122 million relate to non-cash movements in the valuation of derivatives. The same weakening would have an adverse impact on other equity of £29 million.

A 25% strengthening in the euro against the US dollar would have the effect of increasing profit by €6 million, none of which relates to non-cash movements in the valuation of derivatives. The same strengthening would have an adverse impact on other equity of €272 million.

A 25% weakening in the euro against the US dollar would have the effect of decreasing profit by €10 million, none of which relates to non-cash movements in the valuation of derivatives. The same weakening would have a beneficial impact on other equity of €453 million.

The sensitivity analyses provided are hypothetical only and should be used with caution as the impacts provided are not necessarily indicative of the actual impacts that would be experienced because the Group’s actual exposure to market rates is constantly changing as the Group’s portfolio of debt, cash and foreign currency contracts changes. In addition, the effect of a change in a particular market variable on fair values or cash flows is calculated without considering interrelationships between the various market rates or mitigating actions that would be taken by the Group. The changes in valuations are estimates of the impact of changes in market variables and are not a prediction of future events or anticipated gains or losses.

Notes to the consolidated financial statements continued

22. Financial risk management (continued)

Hedge accounting

The interest rate and foreign exchange rate risk sections above outline the Group’s policies regarding use of derivative products. Further detail on valuations and the impact of hedge accounting during the year are provided in note 21.

Credit risk

The Group is exposed to counterparty default risk arising in respect of invested cash and cash equivalents and short-term deposits, and the positive fair value of derivative financial assets held.

This risk is deemed to be low. Counterparty risk forms a central part of the Group’s Treasury policy, which is monitored and reported on regularly. The Group manages credit risk by diversifying its exposures across a wide number of counterparties, such that the maximum exposure to any individual counterparty was 6% of the total asset value of instruments at the end of the year. Treasury policies ensure that all derivative transactions are only effected with strong relationship banks and, at the date of signing, each existing derivative counterparty carried a minimum credit rating of ‘Baa2’ or equivalent from Standard & Poor’s. To mitigate remaining risks, counterparty credit and sovereign ratings are closely monitored, and no more than 10% of cash deposits are held with a single bank counterparty (with the exception of overnight deposits which are invested in a spread of AAAf rated liquidity funds).

The amount recognised in the income statement in respect of credit risk for derivatives deemed held for trading is less than £1 million.

Credit risk in our residential customer base is mitigated by billing and collecting in advance for digital television subscriptions for the majority of our residential customer base. The Group’s maximum exposure to credit risk on trade receivables is the carrying amounts as disclosed in note 17.

Liquidity risk

Our principal source of liquidity is cash generated from operations, combined with access to a £1 billion RCF, which expires in November 2021. At 30 June 2018, this facility was undrawn.

To ensure continuity of funding, the Group’s policy is to ensure that available funding matures over a period of years. At 30 June 2018, 46% of the Group’s total available funding (including available undrawn amounts on our RCF) was due to mature in more than five years.

Full details of the Group’s borrowings and undrawn facilities are shown in note 20, other than trade and other payables, shown in note 18, and provisions, shown in note 19.

The following table analyses the Group’s non-derivative financial liabilities, net settled derivative financial instruments and gross settled financial instruments into relevant maturity groupings, based on the remaining period at the balance sheet date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows and may therefore not reconcile to the amounts disclosed on the balance sheet for borrowings, derivative financial instruments, provisions and trade and other payables.

	Less than 12 months £m	Between one and two years £m	Between two and five years £m	More than five years £m
At 30 June 2018
Non-derivative financial liabilities
Bonds – USD	549	647	811	1,481
Bonds – EUR	78	609	1,534	2,632
Bonds – GBP	43	43	553	756
Obligations under finance leases and other borrowings	10	26	28	61
Trade and other payables	3,853	21	10	13
Provisions	88	20	21	16
Net settled derivatives
Financial assets	(7)	(5)	(9)	—
Gross settled derivatives
Outflow	2,962	2,033	2,370	3,294
Inflow	(3,074)	(2,151)	(2,497)	(3,522)

Capital risk management

The Group’s objectives when managing capital are to endeavour to ensure that the Group has the ability to access capital markets when necessary and to optimise liquidity and operating flexibility through the arrangement of new debt, while seeking to minimise the cost of capital. The Group monitors its liquidity requirements regularly and is satisfied that it has access to sufficient liquidity and operating flexibility to meet its capital requirements.

The Group manages its short and long-term capital structure by seeking to maintain leverage ratios consistent with a long-term investment grade credit rating (BBB- or better from Standard & Poor’s and Baa3 or better from Moody’s). The Group’s current ratings are BBB (Standard & Poor’s) and Baa2 (Moody’s) with developing outlook, following the offers from 21st Century Fox and Comcast. The leverage ratio assessed by Standard and Poor’s is Net Debt: EBITDA and the leverage ratio assessed by Moody’s is Gross Debt: EBITDA. Net Debt is defined as total borrowings, including the cash flows arising under operating leases and transponder commitments, less cash and cash equivalents, excluding derivatives. Gross Debt does not reduce total borrowings by the inclusion of cash and cash equivalents.

The Group is also required to maintain a Net Debt: EBITDA ratio below 4.00:1 and an EBITDA to Net Interest Payable ratio at above 3.50:1 under the terms of its RCF. The RCF definition of Net Debt does not require the inclusion of future operating lease or transponder cash flows.

At 30 June 2018, the Net Debt: EBITDA ratio as defined by the terms of the RCF was 2.7:1, and the EBITDA to Net Interest Payable ratio was 10.8:1. Net Debt, EBITDA and Net Interest Payable, as defined for covenant purposes are non-IFRS financial measures and are used to calculate and monitor the Group’s compliance with the financial covenants.

23. Share capital

2018 £m
Allotted, called-up and fully paid shares of 50p 1,719,017,230	860

The Company has one class of ordinary shares which carry equal voting rights and no contractual right to receive payment.

Share option and contingent share award schemes

The Company operates various equity-settled share option schemes (the ‘Schemes’) for certain employees.

The number of newly issued shares which may be allocated under the Schemes on any day shall not, when aggregated with the number of newly issued shares which have been allocated in the previous 10 years under the Schemes and any other employee share scheme adopted by the Company, exceed such number as represents 5% of the ordinary share capital of the Company in issue immediately prior to that day. In determining this limit no account shall be taken of any newly issued shares where the right to acquire the newly issued shares was released, lapsed, cancelled or otherwise became incapable of exercise. Options and awards which will be satisfied by ESOP shares do not fall within these headroom limits.

Notes to the consolidated financial statements continued

23. Share capital (continued)

The share awards outstanding can be summarised as follows:

2018 Number of ordinary shares
Sharesave Scheme options(i)	10,682,312
Management LTIP awards(ii)	17,020,119
LTIP awards(iii)	7,053,300
Management Co-Investment LTIP awards(iv)	2,533,942
Co-Investment LTIP awards(v)	2,472,327
39,762,000

(i) Sharesave Scheme options

All Sharesave Scheme options outstanding at 30 June 2018 have no performance criteria attached, other than the requirement that the employee remains in employment with the Group. Options granted under the Sharesave Scheme must be exercised within six months of the relevant award vesting date.

The Sharesave Scheme is open to all employees across the Group. Options are normally exercisable after either three or five years from the date of grant. The price at which options are offered is not less than 80% of the middle-market price on the dealing day immediately preceding the date of invitation. It is the policy of the Group to make an invitation to employees to participate in the scheme following the announcement of the end of year results.

(ii) Management LTIP awards

All Management LTIP awards outstanding at 30 June 2018 vest only if performance conditions are met. Awards granted under the Management LTIP must be exercised within five years of the relevant award vesting date.

The Company grants awards to selected employees under the Management LTIP. Awards under this scheme mirror the LTIP, with the same performance conditions. Awards exercised under the Management LTIP can only be satisfied by the issue of market-purchased shares.

(iii) LTIP awards

All LTIP awards outstanding at 30 June 2018 vest only if performance conditions are met. Awards granted under the LTIP must be exercised within five years of the relevant award vesting date.

The Company operates the LTIP for Executive Directors and Senior Executives. Awards under the scheme are granted in the form of a nil-priced option. The awards vest in full or in part dependent on the satisfaction of specified performance targets. For awards granted from July 2012 onwards, 30% of the award vested dependent on TSR performance over a three-year performance period, relative to the constituents of the FTSE 100 at the time of grant, and the remaining 70% vested dependent on performance against operational targets.

(iv) Management Co-Investment LTIP awards

All Management Co-Investment LTIP awards outstanding at 30 June 2018 vest only if performance conditions are met. Awards granted under the Management Co-Investment LTIP must be exercised within five years of the relevant award vesting date.

The Company grants awards to selected employees under the Management Co-Investment LTIP. Awards under this scheme mirror the Co-Investment LTIP, with the same performance conditions.

(v) Co-Investment LTIP awards

All Co-Investment LTIP awards outstanding at 30 June 2018 vest only if performance conditions are met. Awards granted under the Co-Investment LTIP must be exercised within five years of the relevant award vesting date.

The Company operates the Co-Investment LTIP award for Executive Directors and Senior Executives. Employees who participate in the plan are granted a conditional award of shares based on the amount they have invested in the Company’s shares. The investment will be matched up to a maximum of 1.5 shares for every share invested, subject to a three-year EPS performance condition.

For the purposes of the disclosure below, the Management LTIP, LTIP, Management Co-Investment LTIP and Co-Investment LTIP awards (‘Senior Management Schemes’) have been aggregated.

The movement in share awards outstanding is summarised in the following table:

	Sharesave Scheme		Senior Management Schemes		Total
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
		price		price		price
	Number	£	Number	£	Number	£
Outstanding at 1 July 2017	10,067,153	7.19	41,542,888	0.00	51,610,041	1.40

Granted during the year	4,196,356	7.52	13,414,387	0.00	17,610,743	1.79
Exercised during the year	(1,980,098)	6.96	(24,821,249)	0.00	(26,801,347)	0.51
Forfeited during the year	(1,583,430)	7.30	(1,056,338)	0.00	(2,639,768)	4.38
Expired during the year	(17,669)	6.77	—	—	(17,669)	6.77
Outstanding at 30 June 2018	10,682,312	7.35	29,079,688	0.00	39,762,000	1.97

The weighted average market price of the Group’s shares at the date of exercise for share options exercised during the year was £9.89. For those exercised under the Sharesave Scheme it was £10.80, and for those exercised under the Senior Management Schemes it was £9.82.

The middle-market closing price of the Company’s shares at 29 June 2018 was £14.62.

The following table summarises information about share awards outstanding at 30 June 2018:

	Sharesave Scheme		Senior Management Schemes		Total
		Weighted		Weighted		Weighted
		average		average		average
		remaining		remaining		remaining
		contractual		contractual		contractual
		life		life		life
Range of exercise prices	Number	Years	Number	Years	Number	Years
£0.00 – £1.00	—	—	29,079,688	6.0	29,079,688	6.0
£6.00 – £7.00	4,528,036	2.3	—	—	4,528,036	2.3
£7.00 – £8.00	4,250,893	3.4	—	—	4,250,893	3.4
£8.00 – £9.00	1,903,383	1.4	—	—	1,903,383	1.4
	10,682,312	2.6	29,079,688	6.0	39,762,000	5.1

The range of exercise prices of the awards outstanding at 30 June 2018 was between nil and £8.17. For those outstanding under the Sharesave Scheme it was between £6.08 and £8.17 and for all awards outstanding under the Senior Management Schemes the exercise price was nil.

Notes to the consolidated financial statements continued

23. Share capital (continued)

The following table summarises additional information about the awards exercisable at 30 June 2018:

	2018
		Average
		remaining	Weighted
		contractual	average
	Options	life of	exercise
	exercisable	exercisable	price
	at 30 June	options	£
Sharesave Scheme	49,465	0.1	6.89
Senior Management Schemes	1,236,343	3.8	0.00
	1,285,808	3.7	0.27

Information for awards granted during the year

The weighted average fair value of equity-settled share options granted during the year, as estimated at the date of grant, was £6.42. This was calculated using the Black-Scholes share option pricing model except for awards which have market-based performance conditions, where a Monte-Carlo simulation model was used, and for grants of nil-priced options, which were treated as the award of a free share. The fair value of nil-priced options granted during the year was measured on the basis of the market-price of the Company’s shares on the date of grant, discounted for expected dividends which would not be received over the vesting period of the options.

The Monte-Carlo simulation model reflected the historical volatilities of the Company’s share price and those of all other companies to which the Company’s performance would be compared, over a period equal to the vesting period of the awards.

Expected volatility was determined by calculating the historical volatility of the Company’s share price, over a period equal to the expected life of the options. Expected life was based on the contractual life of the awards and adjusted, based on management’s best estimate, for the effects of exercise restrictions and behavioural considerations.

(i) Sharesave Scheme

The weighted average fair value of equity-settled share awards granted during the year under the Sharesave Scheme, as estimated at the date of grant, was £2.23. This was calculated using the Black-Scholes share option pricing model.

The following weighted average assumptions were used in calculating these fair values:

2018
Share price	£9.30
Exercise price	£7.52
Expected volatility	23%
Expected life	3.8 years
Expected dividends	1.6%
Risk-free interest rate	0.7%

(ii) Senior Management Schemes

The weighted average fair value of equity-settled share awards granted during the year under the Senior Management Schemes, as estimated at the date of grant, was £7.72. The fair value of awards with market-based performance conditions was calculated using a Monte-Carlo simulation model. Awards granted as nil-priced options were treated as the award of a free share. For all other awards, fair value was calculated using the Black-Scholes share option pricing model.

The following weighted average assumptions were used in calculating these fair values:

2018
Share price	£9.67
Exercise price	£0.00
Expected volatility	24%
Expected life	2.1 years
Expected dividends	2.9%
Risk-free interest rate	0.1%

24. Shareholders’ equity

2018 £m
Share capital	860
Share premium	2,704
ESOP reserve	(9)
Hedging reserve	(35)
Other reserves	322
Retained earnings	174
4,016

The following table provides information about purchases of equity shares by the Company, including purchases by the Group’s ESOP, during the fiscal year.

	Total number of shares purchased[1]	Average price paid per share £
July	18,152,151	9.73
August	2,057,607	9.72
September	380,993	9.61
October	—	—
November	—	—
December	—	—
January	—	—
February	—	—
March	—	—
April	—	—
May	—	—
June	—	—
Total for the year ended 30 June 2018	20,590,751	9.72

1	All share purchases were open market transactions and are included in the month statement.

Share premium and special reserve

On 10 December 2003, the High Court approved a reduction in the Company’s share premium account of £1,120 million, as approved by the Company’s shareholders at the AGM held on 14 November 2003. This amount was equal to the Company-only profit and loss account reserve deficit at 30 June 2003. As part of the application, the Company’s balance sheet at 30 September 2003 was required to be presented. At that date, the deficit on the Company-only profit and loss account reserve had reduced by £14 million since 30 June 2003, to £1,106 million. As a condition of the reduction, the reduction in the share premium account of £1,120 million was permitted to be offset against the profit and loss account reserve by the amount of the deficit at 30 September 2003. The excess of £14 million was credited to a special reserve, which is included in other reserves, and, under the terms of the reduction, will remain undistributable until all the creditors of the Company and its guarantors (as at 10 December 2003) are paid.

ESOP reserve

The cost of the Company’s ordinary shares held by the Group’s ESOP is treated as a deduction in arriving at total shareholders’ equity. The movement in the ESOP reserve was as follows:

	Number of ordinary shares	Average price paid per share	£m
At 1 July 2017	6,863,924	£11.46	78

Share options exercised during the year	(26,476,347)	£10.17	(269)
Shares purchased by the ESOP during the year	20,590,751	£9.72	200
At 30 June 2018	978,328	£9.69	9

Notes to the consolidated financial statements continued

24. Shareholders’ equity (continued)

Hedging reserve

Changes in the fair values of derivatives that are designated as cash flow hedges are initially recognised in the hedging reserve, and subsequently recognised in the income statement when the related hedged items are recognised in the income statement, or in the initial cost or other carrying amount of the non-financial asset or liability on the balance sheet, again being recognised in the income statement in the same periods as the related hedged items. In addition, deferred taxation relating to these derivatives is also initially recognised in the hedging reserve prior to transfer to the income statement.

Other reserves

The Group’s other reserves include a capital redemption reserve, a merger reserve, a foreign currency translation reserve and a special reserve. The capital redemption reserve was £190 million as at 30 June 2018. The merger reserve was £125 million as at 30 June 2018. The special reserve was £14 million as at 30 June 2018. The foreign currency translation reserve was £(5) million as at 30 June 2018. Other reserves also includes the accumulated actuarial movement on employee benefit obligations of £(2) million.

Reconciliation of movements in the foreign currency translation reserve

2018 £m
At 1 July	37
Net investment hedges	(42)
At 30 June	(5)

Merger reserve

The merger reserve was created in accordance with the merger relief provisions under section 131 of the Companies Act 1985 (as amended) and section 612 of the Companies Act 2006 relating to the accounting for business combinations involving the issue of shares at a premium. Merger relief provided relief from the requirement to create a share premium account in a parent company’s balance sheet. In preparing consolidated financial statements, the amount by which the fair value of the shares issued exceeded their nominal value was recorded within a merger reserve on consolidation, rather than in a share premium account. This merger reserve was retained upon transition to IFRS, as allowed under UK law.

The merger reserve, which is included in other reserves, was created as a result of the purchase by the Group of interests in two entities. Sports Internet Group (‘SIG’) was purchased on 12 July 2000, where consideration was paid by the issue of equity shares in the Company. BiB was purchased between 28 June 2001 and 11 November 2002, where consideration was paid by the issue of equity shares in the Company. Following the Group’s disposal of a controlling stake in Sky Bet, the merger reserve in relation to the purchase of SIG was transferred to retained earnings. At 30 June 2018, the Group’s merger reserve was £125 million.

25. Notes to the consolidated cash flow statement

Reconciliation of profit before tax to cash generated from operations

2018 £m
Profit before tax	864
Depreciation, impairment and losses (profits) on disposal of property, plant and equipment	430
Amortisation, impairment and losses (profits) on disposal of intangible assets	644
Share-based payment expense	94
Investment income	(11)
Finance costs	286
Share of results of joint ventures and associates	(56)
Profit on disposal of available-for-sale investment	(49)
2,202

Increase in trade and other receivables	(267)
Increase in inventories	(198)
Increase in trade and other payables	282
Increase in provisions	21
Decrease in derivative financial instruments	(130)
Cash generated from operations	1,910

26. Contracted commitments, contingencies and guarantees

a) Future minimum expenditure contracted for but not recognised in the financial statements

		Between		Total at
	Less than 1	1 and 5	After 5	30 June
	year	years	years	2018
	£m	£m	£m	£m
Television programme rights	4,873	12,311	674	17,858
Set-top boxes and related equipment	262	2	—	264
Third-party payments[1]	317	492	—	809
Transponder capacity [2]	203	555	204	962
Property, plant and equipment	13	11	4	28
Intangible assets[3]	29	49	2	80
Smartcards[3]	43	72	—	115
Other	653	598	134	1,385
	6,393	14,090	1,018	21,501

Foreign currency commitments are translated to pounds sterling at the rate prevailing on the balance sheet date.

1

The third-party payment commitments are in respect of distribution agreements for the television channels owned and broadcast by third parties, retailed by the Group to residential and commercial subscribers (‘Sky Distributed Channels’).

2	Transponder capacity commitments are in respect of capacity that the Group uses for digital transmissions to both retail subscribers and cable operators.
3

Commitments in relation to the provision of smartcards. Smartcards under development are included within intangible assets. The amounts included above are the expected ongoing smartcard costs based on forecast customer levels.

b) Contingencies and guarantees

Certain subsidiaries of the Company have agreed to provide additional funding to several of their investments in limited and unlimited companies and partnerships, in accordance with funding agreements. Payment of this additional funding would be required if requested by the investees in accordance with the funding agreements. The maximum potential amount of future payments which may be required to be made by the subsidiaries of the Company to their investments, in both limited and unlimited companies and partnerships under the undertakings and additional funding agreements, is £17 million.

The Group has guarantees in place relating to the Group’s borrowings, see note 20.

27. Operating lease commitments

The minimum lease rentals to be paid under non-cancellable operating leases at 30 June are as follows:

2018 £m
Within one year	62
Between one and five years	191
After five years	204
457

The majority of operating leases relate to property. The rents payable under these leases are subject to renegotiation at the various intervals specified in the leases.

The minimum sub-lease rentals to be received under non-cancellable operating sub-leases at 30 June 2018 were nil.

28. Transactions with related parties and major shareholders

a) Entities with significant influence

During the year the Group conducted business transactions with companies that form part of the 21st Century Fox, Inc. group, a major shareholder in the Company.

Transactions with related parties and amounts outstanding in relation to those transactions and with related parties at 30 June are as follows:

2018 £m
Supply of goods or services by the Group	48
Purchases of goods or services by the Group	(407)
Amounts owed to the Group	13
Amounts owed by the Group	(178)

Notes to the consolidated financial statements continued

28. Transactions with related parties and major shareholders (continued)

At 30 June 2018 the Group had expenditure commitments of £568 million in relation to transactions with related parties which principally related to minimum television programming rights commitments.

Goods and services supplied

During the year, the Group supplied programming, airtime, transmission and marketing services to 21st Century Fox, Inc. companies.

Purchases of goods and services and certain other relationships

During the year, the Group purchased programming and technical and marketing services from 21st Century Fox, Inc. companies.

There is an agreement between 21st Century Fox, Inc. and the Group, pursuant to which it was agreed that, for so long as 21st Century Fox, Inc. directly or indirectly holds an interest of 30% or more in the Group, 21st Century Fox, Inc. will not engage in the business of satellite broadcasting in the UK or Ireland.

On 15 December 2016, the Company entered into a co-operation agreement with 21st Century Fox pursuant to which the parties agreed to provide each other with information and assistance for the purposes of obtaining all merger control and regulatory clearances and authorisations in relation to the 21st Century Fox Offer and the preparation of the document to be sent to the Company’s shareholders in relation to the Original 21st Century Fox Offer. The co-operation agreement was terminated by the Company on 25 April 2018 after the Independent Committee withdrew its recommendation of the Original 21st Century Fox Offer. Notwithstanding such termination, certain obligations under the co-operation agreement continue in effect.

b) Joint ventures and associates

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its joint ventures and associates are disclosed below.

2018 £m
Supply of services by the Group	47
Purchases of goods or services by the Group	(49)
Amounts owed by joint ventures and associates to the Group	26
Amounts owed to joint ventures and associates by the Group	(23)

Services supplied are primarily the provision of transponder capacity, marketing, advertising sales and support services. Purchases represent fees payable for channel carriage.

Amounts owed by joint ventures and associates include £17 million relating to loan funding. These loans bear interest at rates of between 1.50% and 2.00%. The maximum amount of loan funding outstanding in total from joint ventures and associates during the year was £17 million.

The Group took out a number of forward exchange contracts with counterparty banks during the prior year on behalf of the joint venture AETN UK. On the same dates as these forward contracts were entered into, the Group entered into equal and opposite contracts with AETN UK in respect of these forward contracts.

Consequently, the Group was not exposed to any of the net gains or losses on these forward contracts. The face value of forward exchange contracts with AETN UK that had not matured as at 30 June 2018 was £9 million.

During the year, less than US$1 million was received from the joint venture upon maturity of forward exchange contracts, and US$4 million was paid to the joint venture upon maturity of forward exchange contracts.

During the year, £3 million was received from the joint venture upon maturity of forward exchange contracts, and £1 million was paid to the joint venture upon maturity of forward exchange contracts.

During the year, €1 million was received from the joint venture upon maturity of forward exchange contracts and nil was paid to the joint venture upon maturity of forward exchange contracts.

At 30 June 2018 the Group had minimum expenditure commitments of £1 million with its joint ventures and associates.

c) Other transactions with related parties

The Group has engaged in a number of transactions with companies of which some of the Company’s Directors are also directors. These do not meet the definition of related-party transactions.

d) Key management

The Group has a related-party relationship with the Directors of the Company. At 30 June 2018, there were 11 members of key management all of whom were Directors of the Company. Key management compensation is disclosed in note 6b.

29. Events after the reporting period

On 9 October 2018, the offer by Comcast Bidco Limited, an indirect wholly-owned subsidiary of Comcast Corporation, to acquire the entire issued and to be issued share capital of the Company became wholly unconditional. As a result, and as of that date, the ultimate controlling party of the Company is now Comcast Corporation.

On 10 July 2018, the Group completed the sale of its 20% stake in Sky Betting & Gaming to The Stars Group Inc. for a total consideration of £635 million, comprising £427 million in cash and 7.6 million shares in The Stars Group Inc.